UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Procter & Gamble Company

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE PROCTER & GAMBLE COMPANY

Notice of Annual Meeting

and

Proxy Statement

Procter & Gamble Hall

at the Aronoff Center for the Arts

Annual Meeting of Shareholders

October 9, 2007

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

August 28, 2007

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Tuesday, October 9, 2007.

The meeting will start at 9:00 a.m., Eastern Daylight Time, at the Procter & Gamble Hall at the Aronoff Center for the Arts, 650 Walnut Street, in Cincinnati.

I appreciate your continued confidence in our Company and look forward to seeing you on October 9.

Sincerely,

A. G. LAFLEY

CHAIRMAN OF THE BOARD AND

CHIEF EXECUTIVE OFFICER

THE PROCTER & GAMBLE COMPANY

P.O. Box 599

Cincinnati, Ohio 45201-0599

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 28, 2007

Date:	Tuesday, October 9, 2007
Time:	9:00 a.m., Eastern Daylight Time
Place:	Procter & Gamble Hall at the Aronoff Center for the Arts
650 Walnut Street, Cincinnati, Ohio

Purposes of the meeting:

•	To review the minutes of the 2006 annual meeting of shareholders;

•	To receive reports of officers;

•	To elect seven members of the Board of Directors;

•	To vote on a proposal to ratify the appointment of the independent registered public accounting firm;

•	To vote on three shareholder proposals; and

•	To consider any other matters properly brought before the meeting.

Who may attend the meeting:

Only shareholders, persons holding proxies from shareholders, and invited representatives of the media and financial community may attend the meeting.

Shareholders attending the meeting who are hearing-impaired should identify themselves during registration so they can sit in a special section where an interpreter will be available.

What to bring:

If your shares are registered in your name, you should bring the enclosed Admission Ticket to the meeting.

If your shares are held in the name of a broker, trust, bank, or other nominee, you will need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms that you are the beneficial owner of those shares.

Webcast of the annual meeting:

If you are not able to attend the meeting in person, you may join a live video and audiocast of the meeting on the Internet by visiting http://www.pg.com/investors at 9:00 a.m., Eastern Daylight Time on October 9, 2007. Greater Cincinnati residents can also watch on Time Warner Cable channel 2 or Insight Cable channel ICN6.

Record Date:

August 10, 2007 is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

Annual Report:

We have sent a copy of the annual report for the fiscal year that ended June 30, 2007 to each shareholder of record as of August 10, 2007 (except that only one annual report was sent to certain shareholders who share an address unless we have received contrary instructions from one or more of these shareholders). The annual report is not part of the proxy solicitation materials.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our annual report and proxy statement unless one or more of these shareholders notifies us that they wish to continue receiving multiple copies. This procedure will reduce our printing costs and postage fees. If you are still receiving multiple copies of our annual report or proxy statement at a single address and wish to receive a single copy, please contact us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572.

Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect the mailing of dividend checks.

If you participate in householding and wish to receive a separate copy of the 2007 annual report or proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, please call us toll-free at 1-800-742-6253 in the U.S., or inform us in writing at: The Procter & Gamble Company, Shareholder Services, P.O. Box 5572, Cincinnati, OH 45201-5572. We will respond promptly to such requests.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the annual meeting. You can vote by Internet, by telephone, or by using the enclosed proxy card. Please see your proxy card for specific instructions on how to vote.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be delivered in person to the annual meeting by 11:59 p.m., Eastern Daylight Time on Monday, October 8, 2007.

By order of the Board of Directors,

JAMES J. JOHNSON
Secretary

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to Procter & Gamble shareholders beginning August 28, 2007. The Procter & Gamble Company (the “Company”), on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2007 annual meeting of shareholders. We solicit proxies to give all shareholders of record an opportunity to vote on matters that will be presented at the annual meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

Voting Information

Who can vote?

You can vote if, as of the close of business on Friday, August 10, 2007, you were a shareholder of record of the Company’s:

•	Common Stock;

•	Series A ESOP Convertible Class A Preferred Stock; or

•	Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock gets one vote. On August 10, 2007, there were issued and outstanding:

•	3,116,068,229 shares of Common Stock;

•	80,819,057 shares of Series A ESOP Convertible Class A Preferred Stock; and

•	65,746,657 shares of Series B ESOP Convertible Class A Preferred Stock.

For The Procter & Gamble Shareholder Investment Program participants:

If you are a participant in The Procter & Gamble Shareholder Investment Program (“SIP”), you can vote shares of common stock held for your account through the SIP Custodian.

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan:

If you are a participant in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and/or The Procter & Gamble Savings Plan, you can instruct the Trustees how to vote the shares of stock that are allocated to your account. If you do not vote your shares, the Trustees will vote them in proportion to those shares for which they have received voting instructions. Likewise, the Trustees will vote shares held by the trust that have not been allocated to any account in the same manner.

How do I vote by proxy?

Most shareholders can vote by proxy in three ways:

•	By Internet—You can vote by Internet by following the instructions on your proxy card;

•	By Telephone—In the United States and Canada you can vote by telephone by following the instructions on your proxy card; or

•	By Mail—You can vote by mail by returning the enclosed proxy card.

Please see your proxy card or the information your bank, broker, or other holder of record provided you for more information on these options.

If you vote by proxy, your shares will be voted at the annual meeting in the manner you indicate on your proxy card. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board of Directors recommends.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by Internet, telephone, or mail at any time before the annual meeting.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

Voting Procedures

Election of Directors—The seven candidates receiving the most votes will be elected as members of the Board of Directors. In accordance with the By Laws of the Board of Directors, if a Director nominee receives, in any non-contested election of Directors, a greater number of votes “withheld” from his or her election than votes “for” such election, he or she will immediately tender his or her resignation as a Director to the Board of Directors. Within 90 days, the Board will decide, after taking into account the recommendation of the Governance & Public Responsibility Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board of Directors shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

Shareholder Proposals—The affirmative vote of a majority of shares participating in the voting on each proposal is required for adoption. Abstentions and broker non-votes will not be counted as participating in the voting, and will therefore have no effect.

Who pays for this proxy solicitation?

The Company does. We have hired Georgeson Shareholder Communications, Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $22,000 plus reasonable expenses. In addition, Georgeson and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning and tabulating the proxies.

Election of Directors

At the 2005 annual meeting of shareholders, the Company’s shareholders approved a proposal that amended the Company’s Code of Regulations to provide for the annual election of Directors. As a transition mechanism, this amendment provided that Directors serving on the date of the 2005 annual meeting of shareholders, including those elected at the 2005 annual meeting to serve a three-year term, would serve the remainder of their elected terms. Starting with the 2006 annual meeting of shareholders, as the term of each remaining class expires, the Directors in that class, along with those other Directors whose terms have expired since the 2005 annual meeting of shareholders, have been elected annually. This practice continues this year, as those Directors who were elected at the 2004 annual meeting to a three-year term, as well as those Directors elected in 2006 to a one-year term, stand for election to a one-year term. All Directors will be elected annually starting with the 2008 annual meeting of shareholders, when the three-year term of those Directors elected at the 2005 annual meeting of shareholders expires.

The terms of Rajat K. Gupta, A. G. Lafley, Lynn M. Martin, Johnathan A. Rodgers, John F. Smith, Jr., Ralph Snyderman and Margaret C. Whitman will expire at the 2007 annual meeting. The Board has nominated each of these individuals for new terms that will expire at the 2008 annual meeting. Mr. Augustine retired from the Board of Directors following the Company’s August 2007 Board meeting, and Mr. Gorman has announced his intention to retire from the Board of Directors effective at the Company’s October 2007 Board meeting. Both retirements are consistent with the Board of Directors’ Corporate Governance Guidelines. Neither Mr. Augustine nor Mr. Gorman is standing for election.

Each of the nominees has accepted the nomination and agreed to serve as a Director if elected by the shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee and the persons named as proxies will vote for that substitute nominee.

The Board of Directors recommends a vote FOR Rajat K. Gupta, A. G. Lafley, Lynn M. Martin, Johnathan A. Rodgers, John F. Smith, Jr., Ralph Snyderman and Margaret C. Whitman as Directors to hold office until the 2008 annual meeting of shareholders and until their successors are elected.

Nominees for Election as Directors with Terms Expiring in 2008

Rajat K. Gupta                                                                                               Director since 2007

Mr. Gupta is Senior Partner at McKinsey & Company. Mr. Gupta was appointed to the Board on June 12, 2007. He is also a Director of The Goldman Sachs Group, Inc. Age 58.

A. G. Lafley	Director since 2000
Mr. Lafley is Chairman of the Board and Chief Executive Officer of the Company. He is also a Director of General Electric Company and Dell Inc. Age 60.

Lynn M. Martin	Director since 1994

Ms. Martin is a former Professor at the J. L. Kellogg Graduate School of Management, Northwestern University and former Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche LLP for Deloitte’s internal human resources and minority advancement matters. She is also a Director of AT&T Inc., Ryder System, Inc., Dreyfus Funds and Constellation Energy Group, Inc. Age 67.

Member of the Finance and Governance & Public Responsibility Committees.

Johnathan A. Rodgers	Director since 2001
Mr. Rodgers is President and Chief Executive Officer of TV One, LLC (media and communications). He is also a Director of Nike, Inc. Age 61. Member of the Innovation & Technology Committee.

John F. Smith, Jr.	Director since 1995

Mr. Smith is retired Chairman of the Board and Chief Executive Officer of General Motors Corporation (automobiles and related businesses) and retired Chairman of the Board of Delta Air Lines, Inc. He is also a Director of Swiss Reinsurance Company. Age 69.

Chairman of the Audit Committee and member of the Governance & Public Responsibility Committee.

Ralph Snyderman, M.D.	Director since 1995

Dr. Snyderman is Chancellor Emeritus, James B. Duke Professor of Medicine at Duke University. He is also a Director of Targacept, Inc. and a Venture Partner of NEA. Age 67.

Chairman of the Innovation & Technology Committee and member of the Audit and Finance Committees.

Margaret C. Whitman	Director since 2003

Ms. Whitman is President and Chief Executive Officer of eBay Inc. (a global internet company that includes online marketplaces, payments and communications). She is also a Director of eBay Inc. and Dreamworks Animation SKG, Inc. Age 51.

Member of the Compensation & Leadership Development and Governance & Public Responsibility Committees.

All of the nominees for election as Directors with terms expiring in 2008 listed above, except Ms. Martin and Messrs. Gupta and Rodgers, have been executive officers of their respective employers, and/or retired from such positions, for more than the past five years. Ms. Martin was a Professor at Northwestern University from 1993 until 1999. Prior to his appointment as Senior Partner, Mr. Gupta was Managing Director of McKinsey & Company from 1994 until 2003. Prior to his appointment as President and Chief Executive Officer of TV One, LLC, Mr. Rodgers was President of Discovery Networks, U.S. from 1996 until 2002.

Ms. Martin and Dr. Snyderman were elected by the shareholders to a three-year term at the annual meeting in 2004. Messrs. Lafley, Rodgers and Smith and Ms. Whitman were elected by the shareholders to a one-year term at the annual meeting in 2006. Mr. Gupta was appointed by the Board of Directors on June 12, 2007.

Incumbent Directors with Terms Expiring in 2008

Bruce L. Byrnes	Director since 2002
Mr. Byrnes is Vice Chairman of the Board—Global Brand Building Training. He is also a Director of Cincinnati Bell Inc. Age 59.

Scott D. Cook	Director since 2000

Mr. Cook is Chairman of the Executive Committee of the Board of Intuit Inc. (a software and web services firm). He is also a Director of Intuit Inc. and eBay Inc. Age 55.

Member of the Compensation & Leadership Development and Innovation & Technology Committees.

Charles R. Lee	Director since 1994

Mr. Lee is retired Chairman of the Board and Co-Chief Executive Officer of Verizon Communications Inc. (telecommunication services). He is also a Director of The DIRECTV Group, Inc., Marathon Oil Corporation, United Technologies Corporation and U.S. Steel Corporation. Age 67.

Chairman of the Governance & Public Responsibility Committee and member of the Audit and Compensation & Leadership Development Committees.

W. James McNerney, Jr.	Director since 2003

Mr. McNerney is Chairman of the Board, President and Chief Executive Officer of The Boeing Company (aerospace, commercial jetliners and military defense systems). He is also a Director of The Boeing Company. Age 58.

Chairman of the Compensation & Leadership Development Committee and member of the Audit and Finance Committees.

Ernesto Zedillo	Director since 2001

Dr. Zedillo is the former President of Mexico and Director of the Center for the Study of Globalization and Professor in the field of International Economics and Politics at Yale University. He is also a Director of Alcoa Inc. Age 55.

Member of the Finance and Governance & Public Responsibility Committees.

Messrs. Byrnes, Cook and Lee have been executive officers of their respective employers, and/or retired from such positions, for more than the past five years. Prior to his election as Chairman of the Board, President and Chief Executive Officer of The Boeing Company, Mr. McNerney was Chairman of the Board and Chief Executive Officer of 3M Company from 2001 until July 2005. Dr. Zedillo was President of Mexico from 1994 until 2000.

Messrs. Byrnes, Cook, Lee and McNerney and Dr. Zedillo, with terms expiring in 2008, were elected by the shareholders to a three-year term at the annual meeting in 2005.

The Board of Directors

The Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law, the Company’s Code of Regulations and the Board of Directors’ By Laws. In exercising its fiduciary duties, the Board of Directors represents and acts on behalf of the Company’s shareholders. Although the Board of Directors does not have responsibility for the day-to-day management of the Company, it stays informed about the Company’s business and provides guidance to Company management through periodic meetings, site visits and other interactions. The Board is deeply involved in the Company’s strategic planning process, leadership development and succession planning. Additional details concerning the role and structure of the Board of Directors are contained in the Board’s Corporate Governance Guidelines, which can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Committees of the Board

To facilitate deeper penetration of certain key areas of oversight, the Board of Directors has established five Committees. Membership on these Committees, as of June 30, 2007, is shown in the following Chart.

Audit		Compensation & Leadership Development		Governance & Public Responsibility
Mr. Lee		Mr. Augustine*		Mr. Lee*
Mr. McNerney		Mr. Cook		Ms. Martin
Mr. Smith*		Mr. Gorman		Mr. Smith
Dr. Snyderman		Mr. Lee		Ms. Whitman
		Mr. McNerney		Dr. Zedillo
Ms. Whitman
	Finance		Innovation & Technology
	Mr. Gorman*		Mr. Augustine
	Ms. Martin		Mr. Cook
	Mr. McNerney		Mr. Rodgers
	Dr. Snyderman		Dr. Snyderman*
Dr. Zedillo

*	Committee Chair

Except for Mr. McNerney’s appointment to the Compensation & Leadership Development Committee, which occurred in June 2007, all Committee members served on their respective Committees for the entire fiscal year. Following Mr. Augustine’s retirement from the Board in August 2007, Mr. McNerney was appointed Chairman of the Compensation & Leadership Development Committee. Mr. Gupta was appointed to the Board effective June 2007. He has not yet been named to any Committees.

The Audit Committee met eight times during the fiscal year ended June 30, 2007, with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and financial management to review accounting, control, auditing and financial reporting matters. All members of the Committee are independent under the New York Stock Exchange listing standards and the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines,” which can be found in the corporate governance section of the Company’s website at www.pg.com/investors and are attached to this proxy statement as Exhibit A). The Audit Committee has the responsibilities set forth in its charter with respect to the quality and integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the Company’s overall risk management profile; the independent registered public accounting firm’s qualifications and independence; the performance of the Company’s internal audit function and the independent registered public accounting firm; preparing the annual Report of the Audit Committee to be included in the Company’s proxy statement; and assisting the Board of Directors and the Company in interpreting and applying the Company’s Worldwide Business Conduct Manual. The Audit Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Compensation & Leadership Development Committee met six times during the fiscal year ended June 30, 2007, during which it held three executive sessions with no member of management present. All members of the Committee are independent under the New York Stock Exchange listing standards and the Independence Guidelines. The Compensation & Leadership Development Committee has a charter, under which it retains full authority and responsibility for the Company’s overall compensation policies, their specific application to principal officers elected by the Board of Directors and the compensation of the non-employee members of the Board of Directors. The Committee also assists the Board in the development and evaluation of principal officers. The Committee’s broad authority over the compensation of the Company’s principal officers includes review and evaluation of their compensation. As a practical matter, the Chief Executive Officer makes recommendations to the Committee regarding the compensation elements of the principal officers (other than his own compensation), based on Company performance, individual performance and input from Company management and the Committee’s external compensation consultant. All final decisions regarding compensation for principal officers are made by the Committee. For more details regarding principal officer compensation or the Committee’s process for compensating principal officers, please see the Compensation Discussion and Analysis section of this proxy statement found on pages 16 to 32. The Committee also approves all stock-based equity grants made under The Procter & Gamble 2001 Stock and Incentive Compensation Plan and The Gillette Company 2004 Long-Term Incentive Plan to non-principal officers. The Committee has delegated to the Chief Executive Officer the authority to make equity grants to non-principal officers and determine the specific terms and conditions of such grants within the guidelines set forth by the Committee. The Committee retains an independent compensation consultant, hired directly by the Committee, to advise the Committee regarding executive compensation matters. For more details on this arrangement, please see the section entitled “Use of Independent Compensation Committee Consultant” found on page 30 of this proxy statement. The Compensation & Leadership Development Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Governance & Public Responsibility Committee met five times during the fiscal year ended June 30, 2007. All members of the Governance & Public Responsibility Committee are independent under the New York Stock Exchange listing standards and the Independence Guidelines. The Governance & Public Responsibility Committee has the responsibilities set forth in its charter with respect to identifying individuals qualified to become members of the Board of Directors; recommending when new members should be added to the Board; recommending individuals to fill vacant Board positions; recommending the Director nominees for the next annual meeting of shareholders; recommending to the Board whether to accept the resignation of any Director nominee who received a greater number of “withheld” votes than “for” votes in a non-contested election; periodically developing and recommending updates to the Board’s

Corporate Governance Guidelines; other issues related to Director governance and ethics; evaluation of the Board of Directors and its members; and overseeing matters of importance to the Company and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments, local communities and the general public. Public responsibility topics considered by this Committee include organization diversity, sustainable development, community and government relations, product quality and quality assurance systems and corporate reputation. The Governance & Public Responsibility Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Finance Committee met two times during the fiscal year ended June 30, 2007. The Finance Committee has the responsibilities set forth in its charter with respect to overseeing financial matters of importance to the Company. Topics considered by this Committee include the Company’s annual financing plans; global financing principles and objectives; financial strategies and capital structures; funding and oversight of the Company’s pension and benefit plans; the Company’s insurance program; the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures; and the impact of various finance activities on debt ratings. The Finance Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Innovation & Technology Committee met two times during the fiscal year ended June 30, 2007. The Innovation & Technology Committee has the responsibilities set forth in its charter with respect to overseeing and providing counsel on matters of innovation and technology. Topics considered by this Committee include the Company’s approach to technical and commercial innovation; the innovation and technology acquisition process; and tracking systems important to successful innovation. The Innovation & Technology Committee’s charter can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Company’s Committee Charter Appendix, which applies to all committees, can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Board and Committee Meeting Attendance

During the fiscal year ended June 30, 2007, the Board of Directors held seven meetings and the Committees of the Board of Directors held 23 meetings for a total of 30 meetings. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 95%. All Directors attended greater than 75% of the Board and Committee meetings for the Committees on which they serve.

Corporate Governance

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

Director Independence

The Board of Directors has determined that the following Directors are independent under the New York Stock Exchange listing standards and the Independence Guidelines: Norman R. Augustine, Scott D. Cook, Joseph T. Gorman, Rajat K. Gupta, Charles R. Lee, Lynn M. Martin, W. James McNerney, Jr., John F. Smith, Jr., Ralph Snyderman, Margaret C. Whitman and Ernesto Zedillo. As noted previously, all members of the Board’s Audit, Compensation & Leadership Development, and Governance & Public Responsibility Committees are independent.

In making these independence determinations, the Board, in addition to applying the categorical independence standards under the New York Stock Exchange listing standards and the Company’s Independence Guidelines, also considered all of the facts and circumstances surrounding each Director’s relationship with the Company. The following types of transactions, relationships or arrangements, pursuant to which the Company either made or received payments, were considered by the Board under the Company’s Independence Guidelines in determining that the Directors listed above are independent: (a) the Company’s limited sales of batteries to The Boeing Company, where Mr. McNerney serves as Chairman of the Board, President and Chief Executive Officer; and (b) the Company’s payments to McKinsey & Company for consulting services and Mr. Lafley’s service on the Knowledge Advisory Board of McKinsey & Company, where Mr. Gupta is employed. The Board determined that none of these transactions, relationships or arrangements would impair the relevant Director’s independence or judgment because all such transactions, relationships and arrangements were entered into in the ordinary course of business on competitive terms, and the amounts involved did not exceed the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues.

Code of Ethics

For a number of years, the Company has had a code of ethics for its employees. The most recent version of this code of ethics, which complies with SEC regulations and New York Stock Exchange listing standards, is contained in the Worldwide Business Conduct Manual, which applies to all of the Company’s employees, officers and Directors, and is available on the Company’s website at www.pg.com. The Worldwide Business Conduct Manual is firmly rooted in the Company’s long-standing Purpose, Values and Principles, which can also be found on the Company’s website at www.pg.com. During the fiscal year ended June 30, 2007, the Company continued its broad deployment of the Worldwide Business Conduct Manual in 29 different languages, including online training.

Review and Approval of Transactions with Related Persons

The Company’s Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer is charged with primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed transaction. To assist the Chief Legal Officer in making this determination, the policy sets forth certain categories of transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. If, after applying these categorical standards and weighing all of the facts and circumstances, the Chief Legal Officer determines that the related person would have a direct or indirect material interest in the transaction, the Chief Legal Officer must present the proposed transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chairman of the Audit Committee. The Audit Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Audit Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

•	Whether the proposed transaction was undertaken in the ordinary course of business of the Company;

•	Whether the proposed transaction was initiated by the Company or the related person;

•	Whether the proposed transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the proposed transaction;

•	The approximate dollar value of the proposed transaction, particularly as it involves the related person;

•	The related person’s interest in the proposed transaction; and

•	Any other information regarding the related person’s interest in the proposed transaction that would be material to investors in light of the circumstances.

The Audit Committee may only approve the proposed transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person.

Transactions with Related Persons

The Company and its subsidiaries had no transactions, nor are there any currently proposed transactions, in which the Company or its subsidiaries was or is to be a participant, the amount involved exceeded $120,000, and any Director or Director nominee, executive officer or any of their immediate family members had a material direct or indirect interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy. Mr. Rodgers is the President and CEO of TV One, LLC, a cable television network. During the fiscal year ended June 30, 2007, the Company paid to TV One, LLC approximately $498,000 for commercial advertising time. Mr. Rodgers does not have a direct or indirect material interest in these payments.

Presiding Director and Executive Sessions

After consultation with the Governance & Public Responsibility Committee, the non-employee members of the Board of Directors appointed Norman R. Augustine to serve as the Presiding Director for that portion of fiscal year 2007-08 prior to his retirement from the Board. Mr. Augustine also served as Presiding Director during fiscal years 2004-05, 2005-06 and 2006-07. Effective upon Mr. Augustine’s retirement in August 2007, the non-employee members of the Board of Directors appointed W. James McNerney, Jr. to serve as the Presiding Director for the remainder of fiscal year 2007-08.

The Presiding Director acts as the key liaison with the Chief Executive Officer, assists in setting the Board agenda, chairs the executive sessions of the Board and communicates the Board of Directors’ feedback to the Chief Executive Officer. The non-employee members of the Board of Directors met three times during the year in executive session (without the presence of management Directors or employees of the Company) to discuss various matters related to the oversight of the Company, the management of Board affairs, the Company’s top management, and the Chief Executive Officer’s performance. It also met in semi-executive session (with the Chief Executive Officer present for portions of the discussion) on two occasions.

Communication with Directors and Executive Officers

Shareholders and others who wish to communicate with the Board of Directors or any particular Director, including the Presiding Director, or with any executive officer of the Company, may do so by writing to the following address:

[Name of Director(s)/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o Secretary

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Secretary’s office, which logs the material for tracking purposes. The Board of Directors has asked the Secretary’s office to forward to the appropriate Director(s) all correspondence, except for items unrelated to the functions of the Board of Directors, business solicitations, advertisements and materials that are profane.

In addition to their availability on the Company’s website at www.pg.com, copies of all Committee Charters, the Committee Charter Appendix, the Corporate Governance Guidelines, the Independence Guidelines, the Worldwide Business Conduct Manual and the Related Person Transaction Policy are available in print upon request by writing to the Company Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

Shareholder Recommendations of Board Nominees

The Governance & Public Responsibility Committee will consider shareholder recommendations for candidates for the Board, which should be submitted to:

Chairman of the Governance & Public Responsibility Committee

The Procter & Gamble Company

c/o Secretary

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

Shareholder recommendations should include the name of the candidate, as well as relevant biographical information. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Board’s Corporate Governance Guidelines. The Committee considers all candidates using these criteria, regardless of the source of the recommendation. The Committee’s process for evaluating candidates includes the considerations set forth in Article II, Section B of the Committee’s Charter. After initial screening for minimum qualifications, the Committee determines appropriate next steps, including requests for additional information, reference checks and interviews with potential candidates. In addition to shareholder recommendations, the Committee also relies on recommendations from current Directors, Company personnel and others. From time to time, the Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2007, no such engagement existed (and none currently exists) and no funds were paid to outside parties in connection with the identification of nominees. All nominees for election as Directors who currently serve on the Board are known to the Committee in that capacity. Mr. Gupta was recommended to the Governance & Public Responsibility Committee by various non-employee members of the Board of Directors, the Chief Executive Officer and other executive officers.

Annual Meeting Attendance

The Board’s expectation is that all its members attend the annual meeting of shareholders. All Directors attended the 2006 annual meeting.

Director Compensation

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee members of the Board of Directors in fiscal year 2006-07. Directors who are employees of the Company receive no compensation for their services as Directors.

Director Compensation Table

(Dollar Figures Shown in Actual Dollars)

Name	Annual Cash Retainer ($)	Committee Meeting Fees ($)	Committee Chairman Fee ($)	Total Fees Earned or Paid in Cash[1] ($)		Stock Awards[2] ($)	All Other Compensation[3] ($)	Total[4] ($)
Norman R. Augustine	75,000	16,000	10,000	101,000	[5]	125,000	7,135	233,135
Scott D. Cook	75,000	14,000	0	89,000		125,000	540	214,540
Joseph T. Gorman	75,000	14,000	10,000	99,000		125,000	540	224,540
Rajat K. Gupta[6]	0	0	0	0		0	0	0
Charles R. Lee	75,000	38,000	10,000	123,000		125,000	6,607	254,607
Lynn M. Martin	75,000	14,000	0	89,000		125,000	12,348	226,348
W. James McNerney, Jr.	75,000	18,000	0	93,000	[7]	125,000	1,046	219,046
Johnathan A. Rodgers	75,000	4,000	0	79,000	[8]	125,000	7,891	211,891
John F. Smith, Jr.	75,000	26,000	15,000	116,000	[9]	125,000	7,886	248,886
Ralph Snyderman	75,000	24,000	10,000	109,000	[10]	125,000	4,537	238,537
Margaret C. Whitman	75,000	20,000	0	95,000		125,000	922	220,922
Ernesto Zedillo	75,000	14,000	0	89,000	[11]	125,000	9,645	223,645

[1]

Total Fees Earned or Paid in Cash combines the amounts in the three preceding columns. For the first six months of the fiscal year, Directors could elect to receive all or part of the above fees or retainers as cash, retirement restricted stock, unrestricted stock or deferred compensation. The ability for Directors to defer compensation ended December 31, 2006. Accordingly, for the second six months of the fiscal year, Directors could elect to receive all or part of the above fees or retainers as cash, retirement restricted stock or unrestricted stock. If a Director elected anything other than cash, that election is detailed in the footnotes below.

[2]

Annually each Director is awarded a grant of restricted stock units (RSUs) with a grant date fair value of $125,000. The amount recognized in the fiscal year for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards 123, as revised (SFAS 123(R)) is the same. As of the end of fiscal year 2006-07:

a.	Mr. Augustine has 25,846 unvested stock awards outstanding and 20,742 option awards outstanding.
b.	Mr. Cook has 4,696 unvested stock awards outstanding and 10,674 option awards outstanding.
c.	Mr. Gorman has 31,850 unvested stock awards outstanding and 20,742 option awards outstanding.
d.	Mr. Lee has 26,177 unvested stock awards outstanding and 20,742 option awards outstanding.
e.	Ms. Martin has 8,146 unvested stock awards outstanding and 20,742 option awards outstanding.
f.	Mr. McNerney has 5,976 unvested stock awards outstanding.
g.	Mr. Rodgers has 8,098 unvested stock awards outstanding and 6,644 option awards outstanding.
h.	Mr. Smith has 13,258 unvested stock awards outstanding and 8,922 option awards outstanding.
i.	Dr. Snyderman has 23,613 unvested stock awards outstanding and 20,742 option awards outstanding.
j.	Ms. Whitman has 4,865 unvested stock awards outstanding.
k.	Dr. Zedillo has 4,180 unvested stock awards outstanding and 6,644 option awards outstanding.

Unvested stock awards includes RSUs that have not yet delivered in shares and restricted stock for which the restrictions have not lapsed.

[3]

The All Other Compensation total includes costs associated with Directors and their guests (spouse, family member or similar guest) attending Board meetings and/or Board activities. For two Board meetings during fiscal year 2006-07, each Director was encouraged to bring a guest. For each of these meetings, the Company incurred costs associated with minor commemorative items, sightseeing and other similar activities for both the Director and accompanying guest. In some cases, the Company also incurred costs associated with commercial airfare for the guest. For all other regular Board meetings throughout the fiscal year, Directors were entitled to bring a guest so long as the Director used the Company aircraft to attend the meeting and the guest did not cause incremental aircraft costs. Directors and their guests are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director and

$300,000 for a guest). There is no incremental cost to the Company for this benefit. In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director to up to five qualifying charitable organizations selected by each Director. Because the Company will fund this contribution from general corporate assets, the Company did not incur any cost attributable to this program in fiscal year 2006-07. Further, Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. This program was discontinued for any new Director effective July 1, 2003.

[4]	Total combines the amounts in the Total Fees Earned or Paid In Cash column, the Stock Awards column and the All Other Compensation column.
[5]	Mr. Augustine took all of his fees for fiscal year 2006-07 in unrestricted stock, which had a grant date fair value of $101,000.
[6]	Mr. Gupta was appointed to the Board of Directors at the June 12, 2007 Board meeting. Mr. Gupta did not receive any compensation in the fiscal year.
[7]	Mr. McNerney took all of his fees for fiscal year 2006-07 in unrestricted stock, which had a grant date fair value of $93,000.
[8]

In the first six months of the fiscal year, Mr. Rodgers deferred 50% of his fees for that period under the Company’s Deferred Compensation Plan for Directors. He took the other 50% of his fees for that period in retirement restricted stock which had a grant date fair value of $19,750. For the last six months of the fiscal year, Mr. Rodgers took 25% of his fees for that period in cash and 75% of his fees for that period in retirement restricted stock, which had a grant date fair value of $29,627.

[9]	Mr. Smith took all of his fees for fiscal year 2006-07 in unrestricted stock, which had a grant date fair value of $116,000.
[10]

In the first six months of the fiscal year, Dr. Snyderman took all of his fees for that period in unrestricted stock which had a grant date fair value of $56,500. For the last six months of the fiscal year, Dr. Snyderman took all of his fees for that period in restricted stock, which had a grant date fair value of $52,500.

[11]

In the first six months of the fiscal year, Dr. Zedillo took all of his fees for that period in cash. For the second six months of the fiscal year, Dr. Zedillo took 50% of his fees for that period in cash, and the other 50% in unrestricted stock, which had a grant date fair value of $21,750.

The objective of the Compensation & Leadership Development Committee of the Board of Directors is to provide non-employee members of the Board of Directors a compensation package at the median of the Peer Group (as this group is further described on page 22 of this proxy statement). In fiscal year 2006-07, non-employee members of the Board of Directors received the following compensation:

•

A grant of restricted stock units (“RSUs”) on October 10, 2006 with a grant date fair value of $125,000. These units are forfeitable for one year, will not deliver in shares until at least one year after leaving the Board and cannot be sold or traded until delivered in shares, thus encouraging alignment with the Company’s long-term interests. RSUs earn dividend equivalents at the same rate as dividends paid to shareholders;

•	An annual retainer fee of $75,000 paid in quarterly increments;

•	A Committee meeting fee of $2,000 for every Committee meeting attended; and

•

The Chairman of the Audit Committee also received an additional $15,000 annual retainer. The Chairmen of the Compensation & Leadership Development, Finance, Governance & Public Responsibility and Innovation & Technology Committees each received an additional $10,000 annual retainer.

As noted above, for the first six months of the fiscal year, Directors could receive any part of their fees or retainers (other than the grant of RSUs) as cash, retirement restricted stock, unrestricted stock or deferred compensation (pursuant to the Company’s Deferred Compensation Plan for Directors, under which the ability to defer ended December 31, 2006). For the second six months of the fiscal year, deferred compensation was not available to Directors. The Company did not grant any stock options to Directors in fiscal year 2006-07.

Non-employee members of the Board of Directors must own Company stock and/or RSUs worth six times their annual cash retainer. Except for Mr. Gupta, who was appointed a Director in June 2007, all Directors have already achieved this ownership requirement.

Report of the Compensation & Leadership Development Committee of the

Board of Directors

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed the following section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion and Analysis” as it appears below, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

Norman R. Augustine* (Chairman)

Scott D. Cook

Joseph T. Gorman

Charles R. Lee

W. James McNerney, Jr.

Margaret C. Whitman

*

Mr. Augustine served as Chairman of the Committee during fiscal year 2006-07. Following his retirement from the Board in August 2007, the non-employee members of the Board of Directors appointed Mr. McNerney as Chairman.

Compensation Discussion and Analysis

Introduction

Since its founding in 1837, the Company has prospered through changing economic cycles and huge social and political changes. Our focus throughout this time has not changed: we provide branded products that improve the lives of the world’s consumers. The management and employees of the Company pursue this mission knowing that our investors have entrusted us to continue the Company’s long-standing record of creating and marketing excellent, branded products that can generate sustainable profits over time.

The Company management and the Board of Directors are stewards of our resources and reputation. Our goal is to generate sustainable, industry-leading investment returns. Most of our executives have spent the majority of their professional careers here. This experience strengthens our connection to our consumers, retail customers, suppliers, investors and employees. Various programs throughout the Company, including our compensation system, recognize the importance of this stewardship. Leadership is critical to achieving our short-term and long-term goals. This Compensation Discussion and Analysis explains the principles, objectives and features of our executive compensation programs and shows how the compensation of our leaders aligns with our corporate objectives.

What are the Company’s overall compensation principles?

The Compensation & Leadership Development Committee is accountable for making executive compensation decisions regarding program design and individual pay. The Committee oversees overall Company compensation policies and approves any compensation for the senior officers, including those named in this proxy statement. The Committee has established the following principles for compensating all Company employees:

•	Pay for performance—We will pay higher compensation when goals are exceeded and reduce compensation when goals are not met, taking into consideration individual ability to influence results;

•	Support business strategy—We will align compensation programs with business strategies focused on long-term growth and creating value for shareholders; and

•

Pay competitively—Our objective is to set overall target compensation (compensation received when achieving expected results) to be in line with that of individuals holding comparable positions and producing similar results at other multi-national corporations of similar size, value and complexity.

These overall principles have served the Company well and enabled it to deliver strong shareholder value over time—including over 50 consecutive years of dividend increases. The Committee and the Board of Directors are charged with the consistent and fair application of these principles. Over time, we believe this has helped to develop and retain talented employees who are committed to the Company’s success.

What are the Company’s executive compensation objectives?

Consistent with these overall principles, the Committee has established the following executive compensation objectives to continue the Company’s history of superior management and leadership, with an emphasis on long-term success:

•	Drive superior performance—Inspire leaders to achieve or exceed Company, business unit and individual target results;

•	Focus on long-term success—Hold those leaders accountable for long-term success so the Company continues to provide superior returns for shareholders over time;

•	Retention—Retain talented managers with demonstrated records of superior performance whose continued employment is key to overall Company success; and

•	Ownership—Align leaders with shareholders’ long-term interests by building significant ownership of Company stock into executive pay programs.

Who participates in the executive compensation programs?

The programs discussed here apply in many cases to larger groups of employees than the six Named Executive Officers included in the Summary Compensation Table. For the purposes of this Compensation Discussion and Analysis, unless otherwise noted, the term “Named Executives” does not include Mr. James M. Kilts, who retired effective October 1, 2006. Unlike the other individuals included in the Summary Compensation Table (who do not have employment agreements), Mr. Kilts’ compensation was based on his amended and restated employment agreement originally dated January 27, 2005, details of which are described in the narrative following the Summary Compensation Table.

The following identifies the various individuals and groups who participate in our executive compensation programs:

Named Executives:	Mr. Lafley, Mr. Daley, Ms. Arnold, Mr. Byrnes, and Mr. McDonald (excludes Mr. Kilts)

Senior Executives:	Approximately 50 top executives, including the Named Executives

Executives:	Approximately 4,000 top managers

Senior Managers:	Approximately 14,000 managers

What are the key objectives of the Company’s executive compensation programs?

The Company’s executive compensation objectives are achieved through the following ongoing programs. All Named Executives participate in these programs. A more detailed discussion of each program is provided later in this Compensation Discussion and Analysis.

Program	Description	Participants	Objectives Achieved
Annual Cash Compensation

Base Salary	• Annual cash compensation.	• All employees	• Retention • Drive Superior Performance ■ Individual contribution

Short-Term Achievement Reward— Annual Bonus (“STAR”)	• Annual bonus with target awards established at each employee level. Payments can be higher or lower than target, based on business unit and total company annual results.	• All Senior Managers and Executives (including Senior Executives and Named Executives)	• Drive Superior Performance ■ Across total company ■ Across business units
Long-Term Incentive Programs

Key Manager Annual Stock Grant	• Long-term incentive program. Paid in stock options and/or RSUs; grant amounts vary to reflect individual contribution.	• All Executives (including Senior Executives and Named Executives), plus ten percent of Senior Managers	• Drive Superior Performance ■ Individual contribution ■ Increase stock price • Focus on Long-term Success • Retention • Ownership

Business Growth Program Three-year Incentive (“BGP”)	• Long-term incentive program with compensation tied to achievement of three-year total Company goals paid in cash and RSUs.	• All Senior Executives and Named Executives	• Drive Superior Performance ■ Across total company • Focus on Long-term Success • Retention

Program	Description	Participants	Objectives Achieved
Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Program (“PST”)	• Annual contribution of stock made to employees based on salary and years of service.	• All full-time U.S. employees	• Retention • Ownership

PST Restoration Program	• Grant of RSUs to those PST participants whose Company contribution is capped by tax regulations.	• Varies annually, usually around 400 recipients per year	• Retention • Ownership
Other Executive Benefits

Perquisites and Executive Benefits	• Available to certain executives to assure protection of Company assets and/or focus on Company business with minimal disruption.	• Specific benefits are offered to different groups of Executives based on business purpose	• Retention

Other Benefits	• Medical, welfare and other benefits.	• All employees	• Retention

How do we assure that executives’ compensation keeps them focused on long-term success?

The Company Emphasizes “At-Risk” Compensation

Our long-term success depends on excellent financial and operational performance year after year. Therefore, to focus on both the short and long-term success of the Company, our Named Executives’ compensation includes a significant portion—approximately 80-90%—that is “at-risk” because the value of such compensation is determined based on the achievement of specified results. If short-term and long-term financial and operational goals are not achieved, then performance-related compensation will decrease. If goals are exceeded, performance-related compensation will increase.

In addition, compensation paid in the form of Company stock, RSUs or stock options instead of cash is at-risk because its value varies with changes in the stock price. By creating a total compensation package where a considerable percentage is paid in equity, executives have a significant stake in the long-term success of the Company and gain financially along with our shareholders.

As shown in the following charts, in fiscal year 2006-07, 92% of the Chief Executive Officer’s total compensation and, on average, 82% of the other Named Executives’ compensation was at-risk dependent on performance. Seventy percent of the Chief Executive Officer’s total compensation and, on average, 58% of the other Named Executives’ total compensation was paid in stock, RSUs or stock options.

Chief Executive Officer

2006-07 Compensation Distribution

Other Named Executives

2006-07 Compensation Distribution

Ownership and Holding Requirements Focus on Long-Term Success

The Committee has established the Executive Share Ownership Program and accompanying Stock Option Exercise Holding Requirement Policy to ensure that our Senior Executives own a significant amount of Company stock. This aligns management’s interests with shareholders’ interests and focuses Senior Executives on the long-term success of the Company.

The Executive Share Ownership Program requires all Senior Executives to acquire and retain shares of Company stock and/or RSUs valued at a multiple of their base salary. The Chief Executive Officer must own at least eight times his base salary in Company stock and/or RSUs, and the other Named Executives must own at least five times their base salaries. The Committee reviews the stock holdings of our Named Executives annually, and in 2007 they far exceeded these requirements, with Mr. Lafley owning more than 30 times his base salary and the other Named Executives owning from eight to over 30 times their base salaries.

The Stock Option Exercise Holding Requirement Policy ensures Senior Executives remain focused on and are motivated to sustain shareholder value, even after exercising stock options. Under this policy, Mr. Lafley must hold the net shares received from stock option exercises (excluding any shares sold to pay taxes or the price of the stock option exercise) for at least two years. The other Senior Executives—including the other Named Executives—must hold such shares for at least one year after exercise. The reason for this policy is largely to avoid problems encountered in some other companies where an executive is able to exercise options and gain from selling the shares just prior to a drop in stock price. Incentive plan awards that Senior Executives voluntarily elect to take as stock options instead of cash or unrestricted stock are not subject to the holding period.

Finally, to further align our Senior Executives with the interests of our shareholders, the Company’s Insider Trading Policy does not permit pledging, collars, short sales, hedging investments or other derivative transactions involving Company stock. Purchases and sales of Company stock by Named Executives can only be made during a period of one month following public earnings announcements, or, if outside these window periods, in accordance with a previously established trading plan that meets SEC requirements. Mr. Lafley has such a plan currently, which is a continuation of his prior trading plans. He entered into the current plan during the May 2007 window period with the first anticipated sale in February 2008. The Company has never repriced stock options.

The Company Does Not Offer Employment Contracts to its Employees

Many companies use employment contracts for their top executives. Generally, the Committee believes these arrangements encourage a short-term rather than long-term focus, provide inappropriate security to the executives and undermine the other incentive features of our executive compensation programs. Therefore, except in certain circumstances for executives hired as a result of acquisitions (such as Mr. Kilts), or where required by law in certain geographies, the Company does not have any employment contracts with its Senior Executives.

How is competitiveness established for executive compensation?

The Company’s executive compensation is structured so that total short-term and total long-term compensation are competitive with comparable positions at comparable companies for comparable results. To determine the amounts for these different elements of compensation, the Company benchmarks against similar jobs, focusing on positions with comparable management and revenue responsibility in large, well-respected companies. The Committee’s outside independent compensation consultant, Frederic W. Cook & Co., advises the Committee on competitive practices and trends. In addition, the Company uses a second outside compensation consultant, Hewitt Associates, to provide compensation advice, competitive survey data and other benchmark information related to trends and competitive practices in executive compensation. This information is also made available to the Committee.

The Committee compares pay and performance information for Senior Executive positions to a Peer Group consisting of companies that generally meet the following criteria:

•	Have comparable revenue and/or comparable market capitalization;

•	Compete with the Company in the marketplace for business;

•	Compete with the Company for executive talent; and

•	Are manufacturing or service companies (rather than financial services, insurance or utility companies).

The Committee evaluates and, if appropriate, updates the composition of the Peer Group each year to ensure it remains relevant. For fiscal year 2006-07, the Peer Group consisted of the following 25 companies (unchanged from the prior fiscal year).

3M	General Electric	Lockheed Martin
Altria Group	General Motors	Merck
AT&T	Hewlett-Packard	Motorola
Boeing	Home Depot	PepsiCo
Chevron	IBM	Pfizer
Coca-Cola	Johnson & Johnson	Target
Colgate-Palmolive	Kimberly-Clark	Verizon Communications
Du Pont	Kraft Foods	Wal-Mart Stores
Exxon Mobil

Details regarding elements of executive compensation

Annual Cash Compensation

The building blocks of the Company’s compensation program are base salary and STAR annual bonus. We collect and analyze data from the Peer Group on the total short-term compensation (base salary plus annual bonus) of positions comparable to those at the Company. For each position, we set a target amount for both base salary and STAR, where the STAR target is the amount payable as a percentage of salary if all goals are met. The sum of these targets for base salary and STAR is equal to the median annual compensation of our Peer Group, adjusted for size using a regression of Peer Group revenues. The STAR target determines the amount of annual compensation at-risk. Since 2003, we have reflected any increase in median total annual cash compensation in higher STAR targets rather than higher salary ranges for Named Executives. This has increased the amount of annual cash compensation at-risk for our Named Executives.

Base Salary

The purpose of base salary is to provide a competitive fixed rate of pay, recognizing different levels of responsibility within the Company. Base salary ranges for a given position are established with a minimum, maximum and midpoint so that the salary midpoint plus the STAR target equals the size-adjusted, median, short-term target compensation of our Peer Group. Salaries are the basis for establishing the target payouts of the performance-driven programs discussed below, as well as the basis for retirement programs, executive group life insurance and certain benefits available to all employees.

STAR Annual Bonus

The purpose of the STAR bonus program is to provide an incentive to achieve the annual business goals set for the business units and the total Company. The program rewards the achievement of outstanding business results and reduces or eliminates the award for those who fail to achieve target business results. STAR awards are paid in cash, RSUs, stock options or deferred compensation at the executive’s election.

STAR awards in 2006-07 were based on three factors:

•

Total Company Factor—Ranging from 80% to 130%, this factor is determined by equally weighting the following two measures which were selected because they are barometers of Company success and visible to the approximately 14,000 STAR participants:

■	Total shareholder return (TSR) relative to similar consumer products companies against which we compete (this group is not the same as the earlier-referenced Peer Group that is more diversified and representative of general industry). By measuring results relative to other consumer products companies, we reward the Company’s performance and not simply a general market increase; and

■	Earnings-per-share (EPS) growth relative to a target pre-established for the year.

•

Business Unit Factor—Ranging from 53% to 167%, specific business unit results are included in the calculation to motivate and reward participants based on the businesses most directly impacted by their work. The targets for each business unit are established at the beginning of the fiscal year and vary by business unit, reflecting the different industries in which these businesses compete, varying levels of investment in each business unit by the Company and other factors. Business unit results are determined by:

■

Quantitative measurements of volume, sales, market share, profits, operating cash flow and operating total shareholder return (a cash flow return on investment model that measures sales growth, earnings growth and cash flow to determine the rate of return that a business earns); and

■

Qualitative measures of performance relative to competitors, collaboration with other Company business units, the quality of future innovation and strategy and other considerations, such as adherence to ethical standards and response to unpredictable events like natural disasters.

•

Gillette Integration Factor—Ranging from 80% to 130%, this factor assesses the achievement of Gillette integration goals during key transition years to assure that all participants work toward achieving the goals set for this important integration. The factor is based on four categories:

■	Business Momentum—goals relating to maintaining P&G base business momentum in areas such as sales, profit and EPS growth while integrating Gillette;

■	Integration Financials—including dilution, cost and revenue synergies and total investment required to deliver the synergies;

■

Project Management—measuring our results in retaining key Gillette heritage employees, plus assessments from our annual employee survey regarding how well Gillette heritage employees feel their skills and capabilities are being utilized; and

■	Fielding the Best Team—relating to continuity of members of integration teams and achievement of critical milestones.

The STAR payment calculation for the Named Executives leading specific business units, that is, Ms. Arnold, Mr. Byrnes and Mr. McDonald, is shown below, where the STAR Target was 85% of base salary this year:

Star Target ($)	X	Total Company Factor (%)	X	Business Unit Factor (%)	X	Gillette Integration Factor (%)	=	STAR Payment ($)
(85% of Base Salary)

By multiplying these factors, each factor is interrelated and can impact the total award, with the Business Unit Factor having the greatest potential impact due to its wider range. The Total Company Factor is determined by formula, the Business Unit Factor and the Gillette Integration Factor are recommended to the Committee by the Chief Executive Officer, the Chief Financial Officer and the Global Human Resources Officer after evaluating the relevant performance measurement results for the fiscal year. The Committee, after reviewing the recommendations in light of total performance results, determines final payments for all Senior Executives, up to and including the authority to make no award in a given year. In doing so, the Committee retains the discretion to accept, modify, or reject management’s recommendations in full or in part.

2006-07 Performance Results

For 2006-07, the following performance results were used by the Committee in determining STAR awards:

•

Total Company Factor—To receive maximum payout, the Company must be one of the top three companies with which we compare our TSR for STAR and must exceed our EPS target. In 2006-07, our TSR ranking was in the bottom third. Our EPS growth for the year was 15%, with about 4% of this growth due to the year to year impact of dilution. The resulting 11% EPS growth compares to a goal of 10% EPS growth (the result and the goal both exclude the dilutive impact of the Gillette merger). These two results, when entered into a formula previously approved by the Committee, derive a Total Company Factor of 91%, as compared with the 100% target value. This same factor was applied to the STAR award calculation for Ms. Arnold, Mr. Byrnes and Mr. McDonald.

•

Business Unit Factor—As noted previously, targets for various business units differ, and actual results are compared to those pre-established targets to determine the Business Unit Factor. For Ms. Arnold, who led the Beauty and Health business, a Business Unit Factor of 112% was applied to reflect 8% sales growth and 15% earnings growth for her businesses. Mr. Byrnes’ Business Unit Factor of 122% was based on 8% sales growth and 16% earnings growth for his Household Care business. Mr. McDonald’s award was based on the results for Global Operations — which achieved a Business Unit Factor of 126% due to 8% sales growth, 15% earnings growth and strong results in Global Business Services. The results across these businesses reflect the benefit of synergies from the Gillette merger.

•

Gillette Integration Factor—All four components of the Gillette Integration Factor were at or ahead of target for the fiscal year. Business momentum was strong as both the heritage Gillette and P&G businesses continued to deliver sales and earnings growth at or ahead of target. The Company’s integration financials were ahead of target, as the dilutive impact of the Gillette merger earnings per share was $0.10 to $0.12 per share — ahead of our target of $0.12 to $0.18 per share. Retention was ahead of the target we established at close of the merger, and our employee survey results indicate that Gillette heritage employees are satisfied with their integration into the Company. Finally, project tracking was also on target as we have completed approximately 99% of our commercial systems integration. Based on these results, the Committee approved an overall Gillette Integration Factor of 120%.

For the remaining Named Executives, Messrs. Lafley and Daley, who participate in the initial assessments and STAR recommendations, STAR awards are determined directly by the Committee. The Committee determines their awards once the range of awards for all other STAR payments is decided. The Committee takes into account the performance factors above, considers personal contributions to these results and uses its discretion to determine the final STAR payments for Messrs. Lafley and Daley.

The following shows the actual STAR calculation for each Named Executive:

STAR Annual Bonus

(Dollar Figures Shown in Thousands)

Named Executive	Basis for STAR Calculation	STAR Target ($)	Total Company Factor	Business Unit Factor	Gillette Integration Factor	STAR Payment ($)	STAR Payment as a % of Target
A.G. Lafley	Committee Decision Based on Performance	2,635	n/a	n/a	n/a	3,500	133%
Clayton C. Daley, Jr.	Committee Decision Based on Performance	774	n/a	n/a	n/a	1,006	130%
Susan E. Arnold	Calculation Based on Performance Measures	774	91%	112%	120%	946	122%
Bruce L. Byrnes	Calculation Based on Performance Measures	774	91%	122%	120%	1,030	133%
Robert A. McDonald	Calculation Based on Performance Measures	774	91%	126%	120%	1,064	137%

Long-Term Incentive Programs

The majority of total compensation for Senior Executives is long-term compensation paid through two programs—the Key Manager Annual Stock Grant and the BGP three-year incentive. The Committee establishes a target for total long-term compensation equal to the size-adjusted, median, total long-term compensation of comparable positions at Peer Group companies producing similar results, and then splits this overall target into a target for each of the two components. Actual amounts earned depend upon performance.

Key Manager Annual Stock Grant

The purpose of the Key Manager Annual Stock Grant program is to focus executives’ attention on the long-term performance of the Company. This program generally takes the form of stock option grants. These stock options are not exercisable (do not vest) until after three years and expire after ten years. The Committee believes that stock options, as a part of a well balanced compensation program, align participants’ interests with those of the Company’s shareholders and produce no return whatsoever if shareholders do not realize gains. This ties a significant portion of our executives’ total compensation to stock price performance. This program aligns with overall compensation program objectives by focusing on long-term Company performance and drives shareholder value by rewarding sustained increases in share price. The three-year vest enhances retention, because employees who resign from the Company forfeit their unvested options.

Once the Key Manager target is established, the Chief Executive Officer recommends specific awards for each Senior Executive to the Committee for its review and approval. These recommendations can be for up to 50% above or below the target award or, in exceptional cases, for no award, based on each Senior Executive’s individual performance. As noted previously, the Committee retains full authority to accept, modify or reject these recommendations. The Committee also reviews total Company performance and individual performance to determine the Key Manager award for the Chief Executive Officer.

Business Growth Program (BGP) Three-Year Incentive

BGP is the second long-term incentive component for Senior Executives and focuses these leaders on the long-term goals most critical to the overall success of the Company. BGP places compensation at-risk subject to the achievement of specific growth objectives of the Company. BGP is designed to reward the achievement of three-year performance goals with a new period beginning when the preceding three-year period ends. The current period is from July 1, 2005 to June 30, 2008. Recommended BGP payments are calculated based on a formula comparing actual results to performance targets, but the Committee can reduce awards if they determine the final results are inconsistent with shareholders’ best interests. The target BGP award for the three-year period is set at the beginning of the performance period. It is six times base salary for the Chief Executive Officer and three times base salary for the other Named Executives.

The amount of BGP payout is based on results with respect to two metrics that balance Senior Executives’ focus and lead to sound business decisions for the long-term health of the Company:

•	Compound EPS Growth—Earnings per share growth as measured against goals set by the Committee for the performance period; and

•	Operating Total Shareholder Return—a cash flow return on investment model that measures sales growth, earnings growth and cash flow generation to determine the rate of return that a business earns.

These two results, when entered into a formula previously approved by the Committee, yield a BGP payment factor of 170% in fiscal year 2006-07.

Interim payments of 30% of the total anticipated BGP award may be earned and paid in year one and year two, but only if both target metrics are met or exceeded for these periods. Any interim payments are subtracted from the final three-year award calculation. In the unlikely event that total interim payments exceed the final award, the Committee will require repayment of any amount overpaid.

Each BGP payment is divided in half. One-half is paid in RSUs that do not deliver in shares of stock until three years following the date of payment. This encourages participants to focus on the health of the Company beyond the performance period and promotes the retention of key top talent who will forfeit undelivered units if they resign. The other half of each BGP payment is awarded in cash, RSUs or deferred compensation, at the executive’s election.

2006-07 Interim Performance for Year Two of the Three-Year Cycle

The following chart shows the fiscal year 2006-07 results of the two BGP metrics:

Measure	Target (7/1/2005 – 6/30/2007)	Result
Compound EPS Growth (excluding the dilutive impact of Gillette)	+10%	+11%

Operating TSR	Pre-established Target Range	Above target

2006-07 Payout	170% x Employee Target x 30% = Interim payment

In the first and second years of the current three-year performance cycle, the Company’s EPS targets for BGP were established, taking into consideration the dilutive impact of the merger with The Gillette Company on October 1, 2005. However, for the total three-year period, the EPS growth target is 10% compound annual growth.

The Operating TSR target is not disclosed due to risk of competitive harm. The Operating TSR target is based on our on-going EPS growth goal of 10% (excluding the dilutive impact of Gillette) and our free cash flow productivity goal of 90% or greater. Each of these individual goals is difficult to achieve, as they represent industry leading performance.

Retirement Programs

PST is the Company’s primary retirement program for U.S.-based employees. We regularly benchmark with other companies to determine competitive retirement benefits. Each of the Named Executives participates in PST, a qualified defined contribution plan providing retirement benefits for full-time U.S. employees. Under the PST program, the Company makes an annual contribution of Company stock into each individual’s PST account. Participants earn dividends on the stock in the PST account and have the option of reinvesting those dividends or taking them in cash. The annual contribution varies based upon years of service. Some executives, including each of the Named Executives, are subject to the federal tax limitations on contributions to their PST accounts and do not receive the full calculated contribution. Under the nonqualified PST Restoration Program, the Company makes a grant of RSUs to those executives who are subject to the limit. The value of these RSUs is equal to the amount that would have otherwise been granted under PST. Participants are vested in their PST accounts after five years.

Perquisites and Executive Benefits

The Company provides limited perquisites and special benefits to certain executives. These arrangements fulfill particular business purposes and fall into four categories. First, we provide certain benefits to safeguard Named Executives. In this category, we provide home security systems, secured workplace parking and an annual physical. While Company aircraft are generally used for Company business only, for security reasons Mr. Lafley is required by the Board to use Company aircraft for all air travel, including personal travel. To the extent this results in imputed income to Mr. Lafley, the Company does not provide gross-up payments to cover Mr. Lafley’s personal income tax due on such imputed income. Second, we reimburse Named Executives for tax preparation and some financial counseling to eliminate distraction, focus their attention on business issues and assure accurate personal tax reporting. Third, we provide arrangements to increase executive efficiency. These include limited local transportation within Cincinnati and a dining club membership to provide Named Executives a location outside our office buildings in which to hold business meetings over meals. In limited circumstances, Named Executives may travel to outside board meetings on Company aircraft, in which case the Company receives some reimbursement from the companies on whose boards our executives serve. Finally, we offer other benefits to remain competitive and retain our top executives, such as executive group whole life insurance coverage (equal to base salary plus STAR Target). In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, Named Executives and their spouse/guest may join flights for personal travel. To the extent this results in imputed income to the Named Executive, the Company does not provide gross-up payments to cover the Named Executive’s personal income tax due on such imputed income.

In general, these executive benefits make up a very small percentage of total compensation (less than 1%) for the Named Executives. The Company does not gross up payments to cover personal income taxes that may pertain to any of the above executive benefits.

The Committee reviews these arrangements regularly to assure they continue to fulfill business needs. As such, the Committee determined that beginning in fiscal year 2007-08, the Company will discontinue individual dining club memberships for the Named Executives.

Total Compensation for Named Executives

The Committee believes the executive compensation programs described above meet the Company’s executive compensation principles of paying for performance, supporting business strategies and paying competitively. Given the Company’s emphasis on stock-based compensation as a major form of compensation for its Named Executives, and because the SEC requires stock-based compensation to be reported based on what is expensed in our annual report, it may be difficult for the reader to understand what was granted to our Named Executives in 2006-07. The following table summarizes all compensation awarded to Named Executives in the fiscal year and reconciles amounts shown in the table to amounts shown in the Summary Compensation Table that follows this Compensation Discussion and Analysis. Inclusion of this table is not designed to replace the Summary Compensation Table, but rather to reflect how the Committee views the compensation awarded to the Named Executives during the fiscal year. Mr. Kilts’ fiscal year compensation was awarded pursuant to his employment agreement, as opposed to the Company’s compensation programs described in this section. Accordingly, he is not included in this table.

Actual Compensation Awarded 2006-07

(Dollar Figures Shown in Thousands)

	Actual Compensation Awarded in 2006-07
	Short Term			Long Term				Adjustments Required for Summary Compensation Table
Name	Salary ($)	STAR Annual Bonus ($)	Other Com- pensation[1] ($)	Value of Key Manager Award[2] ($)	BGP Award ($)	PST Restoration Award ($)	Total Compen- sation Awarded ($)	Plus Prior stock option grants expensed this FY3 ($)	Plus Prior RS/RSU grants expensed this FY4 ($)	Less 2007 stock options to be expensed in future FY5 ($)	Plus tax payments for prior expatriate assign- ment[6] ($)	Net Difference ($)	Total in Summary Compen- sation Table ($)
A. G. Lafley	1,700	3,500	314	15,728	5,202	325	26,769	—	904	—	63	967	27,736
Clayton C. Daley, Jr.	895	1,006	94	2,917	1,285	148	6,345	1,250	—	—	—	1,250	7,595
Susan E. Arnold	910	946	66	2,805	1,392	151	6,270	1,744	200	(2,103)	—	(159)	6,111
Bruce L. Byrnes	910	1,030	70	2,525	1,392	151	6,078	—	—	—	—	0	6,078
Robert A. McDonald	910	1,064	67	2,861	1,392	151	6,445	2,340	300	(1,716)	255	1,179	7,624

[1]	Represents total of PST contributions, perquisites and other executive benefits.
[2]	Represents the grant date fair value of the 2007 Key Manager Award determined in accordance with SFAS 123(R).
[3]	Portions of prior year stock options for individuals not retirement eligible on the original grant date were expensed during fiscal year 2006-07.
[4]	Portions of prior year special equity awards expensed during fiscal year 2006-07.
[5]	Portions of fiscal year 2006-07 stock option awards for individuals not retirement eligible at the date of grant will be expensed in future years.
[6]	Tax payments related to Messrs. Lafley’s and McDonald’s stock options received while on prior expatriate assignments.

Chief Executive Officer Compensation

Mr. Lafley’s compensation is determined by the Committee using the same principles applied to all Senior Executives. The Committee works to make its process for assessing Mr. Lafley’s performance rigorous and objective, with performance standards selected based on what is important to the Company’s success. The entire process is supported by the Committee’s independent compensation consultant, Frederic W. Cook & Co., which does no other work for the Company.

Mr. Lafley’s total compensation is competitive with that of chief executives in the Peer Group. His compensation is linked directly to his personal performance and the Company’s performance. Through STAR and BGP it is aligned with business strategies and focused on rewarding sustained, long-term growth in shareholder value.

The Committee primarily considered the following factors in determining Mr. Lafley’s short and long-term incentive compensation:

•	The Company’s overall results for fiscal year 2006-07, as shown below;
•	Mr. Lafley’s individual performance;
•	The compensation awarded to other chief executives in our Peer Group producing similar results; and
•	Our compensation principles and objectives as stated on pages 16-17 of this proxy statement.

Metric	Goal	Results
Organic Sales Growth	+4-6%	+5%
Earnings per Share Growth	10%[1]	+11%[2]
Free Cash Flow Productivity	90%	+101%
Market TSR Rank in Peer Group	Top third	Bottom Third

[1]	Excluding Gillette dilution.
[2]	Excluding Gillette dilution. Reported EPS growth was 15%. About 4% of this growth is due to the year to year change in Gillette dilution.

The Committee also considered several results of Mr. Lafley’s individual leadership focused on sustaining growth for the future of the Company, including:

•	Continued focus on ethics throughout the Company;
•

Continued delivery of business goals, including market shares increasing in about 60% of the business, and sales, volume, profit and cash in line with or ahead of the Company’s sustainable growth targets;

•

Continued success of the integration of Gillette – the largest and most complex integration in the history of the consumer products industry. Cost and revenue synergies and dilution targets have been met or exceeded;

•	Clear and effective business strategies and leveraging of business structure for competitive advantage;
•	Enhanced Company ability to innovate, to create and build leading brands;
•	Continued focus on employee, customer and consumer diversity as recognized by publications in the U.S., Canada, Latin America, and Western and Eastern Europe;
•	Continued emphasis on organizational development, including the development of top talent and potential successors for key executive positions, including the Chief Executive Officer role; and
•	External recognition of the Company as a leading global company, including:
■	#3 ranking on Fortune’s Global Most Admired Companies;
■	“Top Ten” on the Harris Interactive/Wall Street Journal list of companies with the world’s best reputation;
■	A consistent #1 ranking in Fortune’s U.S. Household & Personal Products most admired list for 22 of 23 total years and for 10 years in a row;
■	#2 ranking on the Hay Group list of Best Companies for Leaders; and
■	The Market Sector Leader for household products companies in the Dow Jones Sustainability Index for the past seven years in a row.

Finally, the Committee considered its tremendous confidence in Mr. Lafley’s leadership, based in part on his sustained performance and his commitment to strengthen the Company for the future. Since 2001, under Mr. Lafley’s leadership, the Company’s sales have nearly doubled to $76 billion, average annual earnings per share growth has been 13%, and the Company has generated more than $46 billion in free cash flow. In addition, the Company’s compound annual TSR over the past six years ranked in the top third of its TSR peer group.

To gain further perspective on Mr. Lafley’s total compensation, the Committee reviewed a summary of all elements of Mr. Lafley’s total compensation, including base salary (which has not increased in four years), STAR annual bonus, Key Manager annual stock grant, BGP three-year incentive, unrealized gains from stock options, restricted stock and RSUs, and the cost to the Company of all retirement programs, benefits and executive benefits.

Additional Information

This additional information may assist the reader in better understanding the Company’s compensation practices and principles.

No Tax Gross-Ups

With the exception of tax equalization payments generally available to any employee assigned to work outside his or her home country, and a contractual obligation for certain separating Gillette executives, the Company does not increase payment to any Named Executive to cover personal income taxes due (tax “gross-ups”). Currently, no Named Executive is on assignment outside his or her home country; however, certain tax equalization payments are still payable for prior assignments.

Use of Independent Compensation Committee Consultant

The Committee has hired independent consultant Frederic W. Cook & Co. to advise on executive compensation matters. Under the terms of the Committee’s agreement with Frederic W. Cook & Co., the consultant is prohibited from doing any other business for the Company or its management, and the Committee may contact Frederic W. Cook & Co. without any interaction from Company management. This ensures the independence of the Committee’s compensation consultant. Consistent with the terms of the Committee’s agreement with Frederic W. Cook & Co., in April 2007, the Committee adopted a formal policy prohibiting any compensation consultant retained by the Committee from doing any other business for the Company or its management.

Timing and Pricing of Stock-Based Grants

The Company grants stock, RSUs and stock options on dates that are consistent from year to year. If the Committee changes a grant date, it is done well over a year in advance and only after careful review and discussion.

Historically, these grants were valued using the average of the high and low prices of the Company stock on the date of grant. For example, the exercise price of Key Manager stock options has historically been the average of the high and low prices of the Company stock on the last business day in February. Effective February 13, 2007, to be consistent with SEC commentary, the Committee established that, going forward, it would use the closing price of the Company’s stock on the date of grant to determine the grant price for executive compensation awards. STAR and BGP stock grants were made in September 2006, prior to this decision, using the average of the high and low price of the Company’s stock on the date of grant. Because PST uses the value of shares based on the average price of Company stock for the last five days in June, and PST Restoration awards are tied to that plan, the grants of RSUs made for PST Restoration follow the same grant price practice. As of February 13, 2007, the pre-established grant dates and prices for executive compensation programs are:

Program	Grant Date	Grant Price

STAR[1]	Last business day before September 15	Closing price on grant date

Key Manager	Last business day of February— or, if needed for corrections, a second grant on the last business day prior to May 10	Closing price on grant date

BGP	Last business day before September 15	Closing price on grant date

PST Restoration	First Thursday in August	Average of the high and low stock price for the last five days of June

[1]	Stock grants under the STAR program occur only if the Senior Executive elects a payment in stock.

Special Equity Awards

On rare occasions, in response to unique situations, the Committee has the authority to make special equity grants in the form of restricted stock or RSUs to Senior Executives to assure retention of the talent necessary to manage the Company successfully or to recognize superior performance. No such grants were made to Named Executives in fiscal year 2006-07. If made, grant dates are reviewed and approved as far in advance as possible. No grants are made retroactively.

Recoupment Policy

In December 2006, the Committee adopted the Senior Executive Officer Recoupment Policy that permits the Company to recoup or “claw back” STAR or BGP payments made to Senior Executives in the event of a significant restatement of financial results for any reason. This authority is in addition to the Committee’s authority under The Procter & Gamble 2001 Stock and Incentive Compensation Plan (as amended) (“the 2001 Plan”) to suspend or terminate any outstanding stock option if the Committee determines that the participant has acted significantly contrary to the best interests of the Company or its subsidiaries.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan, established in 2004 to maintain a competitive benefits package, allows Senior Executives to defer receipt of up to 100% of their annual STAR bonus, up to 50% of their BGP award, and/or up to 50% of their annual base salary. The Company retains the cash amounts, while a notional account is set up with investment choices that mirror those available to all U.S. employees who participate in The Procter & Gamble Savings Plan. No above-market or preferential interest is credited on deferred compensation, as defined for purposes of the SEC disclosure rules.

Tax Treatment of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the Company deductibility of executive compensation paid to certain Named Executives to $1,000,000 per year, but contains an exception for certain performance-based compensation.

For fiscal year 2006-07, grants of stock options and payments of STAR and BGP under the 2001 Plan satisfied the performance-based requirements for deductible compensation. While the Committee’s general policy is to preserve the deductibility of most compensation paid to the Named Executives, the Committee nevertheless authorizes payments that might not be deductible if it believes they are in the best interests of the Company and its shareholders. The Committee determined that it was appropriate to continue to pay Mr. Lafley a competitive base salary of $1,700,000, with $700,000 not deductible by the Company. Company deductibility of compensation was taken into account by the Committee whenever setting compensation levels for current Named Executives. Named Executives are eligible for other grants, even though such grants may result in non-deductible payments. In certain years, individuals may receive non-deductible payments resulting from awards made prior to becoming a Named Executive.

Governing Plans

All grants of stock options, restricted stock and/or RSUs are made under the 2001 Plan or The Gillette Company 2004 Long-Term Incentive Plan. The 2001 Plan was approved by Company shareholders in 2001. The Gillette Plan was approved by Gillette shareholders in 2004 and adopted by the Company in 2005 as part of our merger with The Gillette Company.

During fiscal year 2006-07, certain awards described above were made under the Company’s Additional Remuneration Plan. The Additional Remuneration Plan, an umbrella plan in existence since 1949, was dissolved effective February 13, 2007 to streamline procedures. This plan contained administrative guidelines; no funds were held in the plan from year to year. All administrative guidelines previously included in the Additional Remuneration Plan are now included in the relevant compensation program details.

PST retirement benefits are governed by trustees, who oversee both (a) the Profit Sharing Trust and (b) the Profit Sharing Trust and Employee Stock Ownership Plan, a qualified defined contribution plan providing retirement benefits for U.S.-based employees.

Payment of Dividend Equivalents

For all RSUs held, recipients accumulate additional units called dividend equivalents at the same rate as dividends paid on the Company’s common stock. Dividend equivalents are subject to the same restrictions as the award on which they are based, and are only delivered in shares when and if the original award is delivered in shares.

Executive Compensation

The following tables, footnotes and narratives, found on pages 32 to 46, provide information regarding the compensation, benefits and equity holdings in the Company for the Company’s Chief Executive Officer, Chief Financial Officer, the Company’s next three most highly compensated executive officers, and Mr. James M. Kilts, who would have been one of the Company’s next three most highly compensated officers if he were serving as an executive officer at the end of the fiscal year (collectively, the “Named Executive Officers”). Please note that the following includes information regarding Mr. Kilts, and the preceding Compensation Discussion and Analysis section did not, because Mr. Kilts’ compensation was awarded pursuant to his employment agreement, as opposed to the Company’s compensation programs described in the Compensation Discussion and Analysis section.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the Named Executive Officers during fiscal year 2006-07.

Summary Compensation Table

(Dollar Figures Shown in Thousands)

Name and Principal Position[1]	Year	Salary ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards[4] ($)	Non-Equity Incentive Plan Com- pensation[5] ($)	Change in Pension Value and Nonqualified Deferred Com- pensation Earnings[6] ($)	All Other Com- pensation[7] ($)	Total ($)
A. G. Lafley	2006-07	1,700	3,500	9,230	10,328	2,601	0	377	27,736
Chairman of the Board and Chief Executive Officer
Clayton C. Daley, Jr.	2006-07	895	1,006	790	4,167	643	0	94	7,595
Vice Chairman and Chief Financial Officer
Susan E. Arnold	2006-07	910	946	1,048	2,445	696	0	66	6,111
President—Global Business Units
Bruce L. Byrnes	2006-07	910	1,030	847	2,525	696	0	70	6,078
Vice Chairman of the Board—Global Brand Building Training
Robert A. McDonald	2006-07	910	1,064	1,147	3,485	696	0	322	7,624
Chief Operating Officer
James M. Kilts	2006-07	386	513	2,226	3,915	1,313	43	597	8,993
Vice Chairman of the Board—Gillette (Retired)

[1]

The titles included in this column are their titles as of July 1, 2007. For fiscal year 2006-07, Ms. Arnold led the Company’s Beauty and Health Care business, Mr. Byrnes led the Household Care business and Mr. McDonald led Global Operations. Mr. Lafley and Mr. Daley were Chairman of the Board, President and Chief Executive and Chief Financial Officer, respectively.

[2]

Bonus includes 2006-07 STAR awards made in the form of cash or deferred compensation. Each Named Executive Officer can elect to take his or her STAR award in cash, deferred compensation, RSUs or stock options. For fiscal year 2006-07, Messrs. Lafley, Byrnes and McDonald and Ms. Arnold elected to receive their respective awards in cash. Mr. Daley elected to receive his award in 50% cash and 50% deferred compensation. The totals above reflect the amount earned in fiscal year 2006-07 that will be paid on September 14, 2007. Mr. Kilts’ reported STAR award is a pro-rated cash award based on his three months of employment per the terms of his employment agreement. For more information on STAR, see pages 22 to 25 of this proxy statement.

[3]

Stock Awards includes any of the 2006-07 interim BGP award earned in the fiscal year that will be paid in RSUs on September 14, 2007, including 50% of the award required by the BGP plan to be paid in RSUs. This interim award is subject to the achievement of performance targets over the remaining year of the three-year period of the program, which ends on June 30, 2008. Stock Awards also includes amounts expensed in the fiscal year for PST Restoration awards paid in the form of RSUs earned during the fiscal year and granted on August 2, 2007. For Mr. Lafley, Stock Awards also includes the amounts expensed in the fiscal year for his February 2007 Key Manager RSU award and for a special equity grant of RSUs awarded in a prior year. For Ms. Arnold and Mr. McDonald, Stock Awards also includes amounts expensed during the fiscal year for a special equity grant of restricted stock awarded to each of them in a prior year. For more information on PST Restoration Awards, please see page 27 of this proxy statement, and for more information on special equity awards, please see page 31 of this proxy statement. The fair value of these awards, as determined in accordance with SFAS 123(R), is calculated using the closing price of Company stock on the date of grant. Stock Awards for Mr. Kilts includes the amount expensed during the fiscal year for a restricted stock grant received by Mr. Kilts on September 29, 2006. For additional information on this grant, please see the narrative that follows this table.

[4]

Option Awards includes the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2006-07, in accordance with SFAS 123(R). Where applicable, amounts expensed during fiscal year 2006-07 for grants made in prior years are also included in this column. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note 8 to the Consolidated Financial Statements contained in the Company’s 2007 Annual Report. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report in the respective fiscal year. Because Messrs. Lafley, Daley and Byrnes were eligible for retirement on February 28, 2007, the date of the Key Manager Option Grant, the full grant date fair value of these awards was fully expensed in the fiscal year. Because Mr. Daley became retirement eligible during the fiscal year, his total also reflects the portions of prior awards expensed in the fiscal year. Because Ms. Arnold and Mr. McDonald are not yet retirement eligible, the totals above reflect only the portion of the grant date fair value of these awards that were expensed during the fiscal year, as well as any amounts expensed in the fiscal year for prior years’ Key Manager Option Grants. The total for Mr. Kilts represents amounts expensed in fiscal year 2006-07 for two stock option grants that he received on October 6, 2005 pursuant to his employment agreement. For additional information on his employment agreement, please see the narrative that follows this table.

[5]

Non-Equity Incentive Plan Compensation includes any portion of the 2006-07 interim BGP award earned in the fiscal year that will be paid in the form of cash or deferred compensation on September 14, 2007, as elected by the individual Named Executive Officer. As described on page 26 of this proxy statement, executives must take half of their award in RSUs, noted above in the Stock Awards column, and the remaining half can be paid in cash, deferred compensation or RSUs. Messrs. Lafley, Byrnes and McDonald, and Ms. Arnold, elected to take 50% of their respective 2006-07 interim BGP awards in cash, and Mr. Daley elected to take 25% of his 2006-07 interim BGP award in cash and 25% of his 2006-07 interim BGP award as deferred compensation. This interim award is subject to the achievement of performance targets over the remaining year of the three-year period of the program, which ends on June 30, 2008. Mr. Kilts’ amount represents the portion of his BGP award accrued for the three months worked during the current fiscal year. His award will be paid in cash at the end of the three-year performance period for his one year of employment and based on the final three-year performance results.

[6]

Change in Pension Value and Nonqualified Deferred Compensation Earnings include the sum of the change in pension value for Mr. Kilts, which reflects the difference between the June 30, 2007 present value and the June 30, 2006 present value. The determination of June 30, 2007 present value utilized fiscal year 2006-07 assumptions under SFAS 87, including a 6.25% discount rate. The determination of the June 30, 2006 present value utilized fiscal year 2005-06 assumptions under FAS 87, including a 6.25% discount rate. See the Pension Benefits Table on page 41 for additional information on Mr. Kilts’ pension benefits. None of the other Named Executive Officers has a pension plan. None of the Named Executive Officers had above-market earnings that are required to be disclosed.

[7]	Please see the following table for information on the numbers that comprise the All Other Compensation column.

All Other Compensation

(Dollar Figures Shown in Actual Dollars)

Name	Year	Profit Sharing Contri- butions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Tax Reimburse- mentsiv ($)	Company Contributions Under Gillette Plans[v] ($)	Perquisites or Executive Benefitsvi ($)	Total ($)
A. G. Lafley	2006-07	47,958	10,628	6,400	63,309	n/a	248,466	376,761
Clayton C. Daley, Jr.	2006-07	47,958	2,520	6,400	n/a	n/a	36,883	93,761
Susan E. Arnold	2006-07	47,958	2,230	5,350	n/a	n/a	10,302	65,840
Bruce L. Byrnes	2006-07	47,958	3,782	6,400	n/a	n/a	11,521	69,661
Robert A. McDonald	2006-07	47,958	2,397	6,400	254,504	n/a	10,332	321,591
James M. Kilts vii	2006-07	n/a	24,750	n/a	78,822	92,794	400,859	597,225

i.

Amounts contributed by the Company pursuant to PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees, described more fully on page 27 of this proxy statement.

ii.

Under the Executive Group Life Insurance Program (EGLIP), the Company offers key executives who have substantially contributed to the success and development of the business and upon whom the future of the Company chiefly depends, life insurance coverage equal to salary plus their STAR target. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2006 and calendar year 2007, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums paid by the Company in calendar years 2006 and 2007 under these policies were as follows: Mr. Lafley, $163,691; Mr. Daley, $31,183; Ms. Arnold, $38,853; Mr. Byrnes, $24,962; and Mr. McDonald, $35,766. This program is in addition to any other Company-provided group life insurance in which a Named Executive Officer may enroll that is also available to all employees on the same basis. Mr. Kilts did not participate in the EGLIP but instead, the Company was obligated pursuant to his employment agreement to pay the premium cost of certain term life insurance policies with coverage for Mr. Kilts and his spouse. The above number for Mr. Kilts reflects the Company’s payment of the annual premium due for the life insurance coverage.

iii.

Flexible Compensation Program Contributions are given to U.S.-based employees in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service. The above amounts represent the dollar amount of the credits awarded to each Named Executive Officer.

iv.

Mr. Lafley’s All Other Compensation includes $63,309 in tax equalization payments made by the Company to cover incremental taxes required to be paid to Japan in connection with a prior expatriate assignment in accordance with Company policies generally applicable to employees assigned outside their home countries. Mr. McDonald’s All Other Compensation includes $254,504 in tax equalization payments made by the Company to cover incremental taxes required to be paid to Japan and Belgium in connection with two prior expatriate assignments in accordance with Company policies generally applicable to employees assigned outside their home countries. Mr. Kilts’ All Other Compensation includes gross-ups of $16,532 on financial counseling and $18,534 on housing personal benefits, as well as $43,756 paid for calendar year 2006 gross-up payments for excise tax due under his employment agreement, as well as for home security and monitoring and for use of an office and office support until age 65.

v.

Mr. Kilts did not participate in PST. This amount represents Company contributions under The Gillette Company Deferred Compensation Plan of $67,480 and The Gillette Company Supplemental Savings Plan of $25,314.

vi.

The Named Executive Officers are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, dining club fees, occasional use of a Company car, secure workplace parking and home security and monitoring. In this fiscal year, Mr. Byrnes did not use dining club fees. While Company aircraft is generally used for Company business only, Mr. Lafley is required to use Company aircraft for all air travel, including travel to outside board meetings and personal travel, pursuant to the Company’s executive security program established by the Board of Directors. While traveling on Company aircraft, Mr. Lafley may bring a limited number of guests (spouse, family member or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Lafley’s personal use of Company aircraft, including the costs associated with travel to outside board meetings not fully reimbursed by the other company, was $213,854 for fiscal year 2006-07 and is reflected in the total above. Ms. Arnold and Messrs. Daley, Byrnes and McDonald are permitted to use the Company aircraft for travel to outside board meetings, and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. Mr. Daley utilized the Company aircraft for travel to outside board meetings and the costs associated with travel to those meetings not fully reimbursed by the other company was $28,254. Ms. Arnold utilized the Company aircraft for personal travel and that incremental cost is included in the total above. Each of Ms. Arnold and Messrs. Daley, Byrnes and McDonald utilized the company plane for personal travel and/or guest accompaniment when the aircraft was scheduled for business purposes, but there was no incremental cost to the Company associated with these trips. In addition, the Company holds two or three senior management meetings per year, where the Company allows each executive to bring a guest. In some of these cases, the guest travel costs may be considered incremental or may involve commercial flights. For these meetings, the Company incurred costs associated with providing minor commemorative items, sightseeing and other similar activities for both the executive and the guest. The incremental costs to the Company for these benefits, other than use of Company aircraft, are based on the actual costs or charges incurred by the Company for the benefits and are included in the totals above. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour, a calculation which is based on the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits, and is included in the total above. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company. Mr. Lafley also serves on the Board of Directors as the Chairman of the Board, and as such he is a participant in the Company’s Charitable Gifts Program, which does not have an aggregate incremental cost and is more fully described on page 15 of this proxy statement.

vii.

As required by his employment agreement, during the three months of his employment during the fiscal year, Mr. Kilts was entitled to the following personal benefits: personal use of aircraft, a housing allowance, home security and monitoring, outplacement services, financial counseling, and the continued use of an office and office support after his retirement from the Company effective October 1, 2006. The aggregate cost to the Company of Mr. Kilts’ continued use of office and office support was $338,848.

The material factors necessary for an understanding of the compensation detailed in the above two tables for Messrs. Lafley, Daley, Byrnes and McDonald, and for Ms. Arnold are fully described in the Compensation Discussion and Analysis section of this proxy statement and the corresponding footnotes to the tables. The material factors necessary for an understanding of Mr. Kilts’ fiscal year compensation are included in the following description of his employment agreement with the Company.

In connection with the merger between P&G and The Gillette Company, on January 27, 2005, at the request of the Company, Gillette and Mr. Kilts entered into an amendment to his then-existing employment agreement with Gillette. Pursuant to this amendment, Mr. Kilts agreed to one year of employment with the combined company following consummation of the merger (which occurred on October 1, 2005), in the position of Vice Chairman of the Board—Gillette. Mr. Kilts also agreed to certain restrictions on the sale of shares or exercise of options for a period of eighteen months following the merger, and to a three-year non-competition covenant following termination of employment.

In consideration for Mr. Kilts agreeing to the foregoing, pursuant to the terms of the amendment, on October 6, 2005, the Company granted Mr. Kilts options to purchase 1,000,000 shares of P&G common stock, half of which vested after October 6, 2006 and the other half of which will vest after October 6, 2007. On September 29, 2006, we granted Mr. Kilts 150,000 restricted shares of P&G common stock which will vest at the end of his three-year non-competition period if Mr. Kilts has complied with the terms of his non-competition covenant. As reflected in the Summary Compensation Table, during July, August and September of 2006, Mr. Kilts received $386,300 in base salary, and earned a pro-rata bonus of $513,046. The amount of this bonus was determined on a three-month pro-rata basis and was based on the same performance criteria that applied to the determination of the annual bonus of the Company’s Chief Executive Officer during the same period. Mr. Kilts was also entitled to participate on a pro-rata basis for his one year employment period in the Company’s three-year long-term BGP incentive plan on the same terms as our Chief Executive Officer. The compensation accrued during the fiscal year for this BGP award is reported in the above table.

Other provisions of his employment agreement that existed prior to the amendment continued to apply to Mr. Kilts during the three months of his employment during the fiscal year, including financial counseling, home security and monitoring, Company-provided housing in the Boston area and the requirement that he use corporate or leased aircraft for travel. In addition, following the termination of his one-year employment agreement with the Company on September 30, 2006, Mr. Kilts is entitled to continue to receive, for three years, certain benefits in which he was participating immediately prior to the merger (consisting of life insurance, financial counseling and home security) and is also entitled to receive outplacement services as well as use of an office and office support until age 65. Mr. Kilts is also entitled to receive gross-up payments for any excise tax due under his employment agreement, as well as for taxes due related to financial counseling, housing, home security and monitoring and use of an office and office support until age 65.

Mr. Kilts was also entitled to continue his participation in The Gillette Company Employees’ Savings Plan, The Gillette Company Supplemental Savings Plan and The Gillette Company Deferred Compensation Plan. The latter two of these plans are further described in the narrative to the Nonqualified Deferred Compensation Table. He also continued his participation in The Gillette Company Retirement Plan and The Gillette Company Supplemental Retirement Plan as further described in the narrative to the Pension Benefits Table.

Except as described above, Mr. Kilts is not entitled to any other severance payments or benefits from the Company.

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the Company’s Named Executive Officers during fiscal year 2006-07.

Grants of Plan-Based Awards Table

(Dollar Figures Shown in Actual Dollars)

Name	Grant Date	Compensation & Leadership Development Committee Action Date[1]	Plan Name[2]	Stock Awards: Number of Shares or Stock Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[3] ($ per share)	Grant Date Fair Value of Stock and Option Awards[4] ($)
A. G. Lafley	02/28/2007	02/13/2007	Key Manager Options[5]	n/a	579,906	63.490	10,327,514
	02/28/2007	02/13/2007	Key Manager RSUs[6]	85,053	n/a	n/a	5,400,015
	09/15/2006	08/08/2006	BGP 3 Year RSUs[7]	48,152	n/a	n/a	2,952,921
	09/15/2006	08/08/2006	BGP Retirement RSUs[8]	48,152	n/a	n/a	2,952,921
	08/03/2006	04/30/2006	PST Restoration RSUs[8]	5,876	n/a	n/a	328,821
Clayton C. Daley, Jr.	02/28/2007	02/13/2007	Key Manager Options[5]	n/a	163,806	63.490	2,917,212
	09/15/2006	08/08/2006	BGP 3 Year RSUs[7]	11,897	n/a	n/a	729,584
	08/03/2006	04/30/2006	PST Restoration RSUs[8]	2,524	n/a	n/a	141,243
Susan E. Arnold	02/28/2007	02/13/2007	Key Manager Options[5]	n/a	157,506	63.490	2,805,016
	09/15/2006	08/08/2006	BGP 3 Year RSUs[9]	12,888	n/a	n/a	790,357
	08/03/2006	04/30/2006	PST Restoration RSUs[10]	2,761	n/a	n/a	154,506
Bruce L. Byrnes	02/28/2007	02/13/2007	Key Manager Options[5]	n/a	141,755	63.490	2,524,507
	09/15/2006	08/08/2006	BGP 3 Year RSUs[11]	12,888	n/a	n/a	790,357
	08/03/2006	04/30/2006	PST Restoration RSUs[12]	2,761	n/a	n/a	154,506
Robert A. McDonald	02/28/2007	02/13/2007	Key Manager Options[5]	n/a	160,656	63.490	2,861,114
	09/15/2006	08/08/2006	BGP 3 Year RSUs[9]	12,888	n/a	n/a	790,357
	08/03/2006	04/30/2006	PST Restoration RSUs[10]	2,761	n/a	n/a	154,506
James M. Kilts	09/29/2006	01/25/2005	Restricted Stock Grant[13]	150,000	n/a	n/a	8,901,000
	09/15/2006	08/08/2006	Stock Options elected in lieu of cash for STAR[14]	n/a	28,344	61.325	509,118

[1]

Grant dates for equity awards are consistent from year to year, as described on page 30 of this proxy statement. The Compensation & Leadership Development Committee meets on the same timing as the regularly scheduled Board of Directors meetings. Decisions regarding grant amounts are typically made by the Committee at the meeting preceding the established grant date. Decisions regarding PST Restoration RSUs are made at the April meeting, though grants are not made until August. The Committee’s decision to award Mr. Kilts a restricted stock grant one year following the close of the merger with Gillette was decided on January 25, 2005 as a part of the overall decision to approve Mr. Kilts’ employment agreement.

[2]

All of the plan-based awards reported in this table were granted pursuant to The Procter & Gamble 2001 Stock and Incentive Compensation Plan. We have specified the executive compensation program under which each award was granted. Key Manager Annual Stock Grant Awards were earned in fiscal year 2006-07. BGP program awards and PST Restoration awards were earned in fiscal year 2005-06. Mr. Kilts’ awards were paid pursuant to his employment agreement. For all awards other than stock options, dividend equivalents are earned at the same rate as dividends paid on the Company’s common stock. All references to delivery of RSUs in shares reflect the current election of the Named Executive Officers and may be changed at a later date, subject to applicable tax rules and regulations.

[3]

The February 28, 2007 Key Manager Option Grants were awarded using the closing price of the Company stock on the date of grant, consistent with the Compensation & Leadership Development Committee’s decision in February 2007 to change the Company’s historical practice of granting options with a grant price at the average of the high and low of the Company stock on the date of grant. Starting with the February 28, 2007 grant, stock options were awarded with a grant price based on the closing price of the stock on the date of grant. Mr. Kilts’ September 15, 2006 stock option award was granted prior to this change, and therefore the average of the high and low of the Company stock on the date of grant was used to establish the grant price.

[4]	This column reflects the grant date fair value of each award computed in accordance with SFAS 123(R).
[5]	These options vest on February 28, 2010 and expire February 28, 2017.
[6]	These units deliver in shares in ten annual installments beginning one year following retirement, but in no case will units deliver in shares before February 28, 2010.
[7]	These units are forfeitable until September 15, 2009 and will deliver in shares in ten annual installments beginning one year following retirement.
[8]	These units will deliver in shares in ten annual installments beginning one year following retirement.
[9]	These units are forfeitable until September 15, 2009, at which time they will deliver in shares.
[10]	These units are forfeitable until Ms. Arnold and Mr. McDonald are eligible for retirement, and will deliver in shares one year following retirement.
[11]	These units are forfeitable until September 15, 2009 and will deliver in shares one year following retirement.
[12]	These units will deliver in shares one year following retirement.
[13]

This restricted stock is forfeitable until September 29, 2009, whereas upon completion of three years of compliance with the non-compete provision of Mr. Kilts’ employment agreement, the restrictions will lapse.

[14]	These options vest on September 15, 2009 and expire September 15, 2016.

Outstanding Equity at Fiscal Year-End

The following table and footnotes provide information regarding unexercised stock options and stock that has not yet vested as of the end of fiscal year 2006-07. The market value of shares or units that have not vested was determined by multiplying the closing market price of the Company’s stock on June 29, 2007 ($61.19) by the number of shares or units.

Outstanding Equity at Fiscal Year-End Table

(Dollar Figures Shown in Actual Dollars)

		Option Awards				Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)	Number of Securities Underlying Unexercised Options Unexercisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)
A. G. Lafley	02/26/1999	67,100		44.2656	02/26/2014
	07/01/1999	3,816		43.2423	07/01/2014
	07/09/1999	14,992		42.7329	07/09/2014
	09/15/1999	166,602		49.4759	09/15/2014
	07/10/2000	43,440		27.4459	07/10/2015
	09/15/2000	409,382		31.0118	09/15/2015
	09/24/2001	768,122		34.5688	09/24/2016
	09/13/2002	673,424		45.6625	09/13/2012
	09/15/2003	195,780		45.9700	09/15/2013
	02/27/2004	705,834		51.4150	02/27/2014

		Option Awards				Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)	Number of Securities Underlying Unexercised Options Unexercisable[2] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)
A. G. Lafley (Cont.)	09/15/2004		185,793	56.5150	09/15/2014
	09/15/2004					81,738	5,001,548	(7)
	09/15/2004					87,269	5,339,990	(9)
	02/28/2005		764,306	53.5950	02/28/2015
	08/04/2005					5,869	359,124
	09/15/2005					57,553	3,521,668	(16)
	09/15/2005					57,081	3,492,786	(13)
	12/01/2005					238,914	14,619,148
	02/28/2006		516,529	60.5000	02/28/2016
	02/28/2006					77,531	4,744,122
	08/03/2006					5,516	337,524
	09/15/2006					90,408	5,532,066	(18)
	02/28/2007		579,906	63.4900	02/28/2017
	02/28/2007					85,053	5,204,393
Clayton C. Daley, Jr.	02/27/1998	32,588		41.9732	02/27/2008
	07/09/1998	6,278		45.2129	07/09/2008
	02/26/1999	23,816		44.2656	02/26/2014
	07/01/1999	5,894		43.2423	07/01/2014
	07/09/1999	8,358		42.7329	07/09/2014
	09/15/1999	88,580		49.4759	09/15/2014
	07/10/2000	27,180		27.4459	07/10/2015
	09/15/2000	204,964		31.0118	09/15/2015
	09/24/2001	197,480		34.5688	09/24/2016
	09/13/2002	109,500		45.6625	09/13/2012
	02/27/2004	153,168		51.4150	02/27/2014
	09/15/2004					17,630	1,078,780	(8)
	02/28/2005		149,268	53.5950	02/28/2015
	08/04/2005					2,354	144,041
	09/15/2005					13,276	812,358	(15)
	12/01/2005					36,197	2,214,894
	02/28/2006		132,232	60.5000	02/28/2016
	08/03/2006					2,413	147,651
	09/15/2006					11,375	696,036	(18)
	02/28/2007		163,806	63.4900	02/28/2017
Susan E. Arnold	02/27/1998	20,766		41.9732	02/27/2008
	07/09/1998	4,186		45.2129	07/09/2008
	02/26/1999	13,012		44.2656	02/26/2014
	07/09/1999	6,144		42.7329	07/09/2014
	09/15/1999	37,062		49.4759	09/15/2014
	07/10/2000	21,054		27.4459	07/10/2015
	09/15/2000	96,752		31.0118	09/15/2015
	09/24/2001	130,192		34.5688	09/24/2016
	09/13/2002	98,550		45.6625	09/13/2012
	06/10/2003					22,102	1,352,421
	02/27/2004	136,150		51.4150	02/27/2014
	09/15/2004					13,855	847,787	(10)
	02/28/2005		135,274	53.5950	02/28/2015
	08/04/2005					2,983	182,530
	09/15/2005					16,425	1,005,046	(14)
	12/01/2005					11,027	674,742
	02/28/2006		136,364	60.5000	02/28/2016
	08/03/2006					2,761	168,946
	09/15/2006					12,888	788,617	(17)
	02/28/2007		157,506	63.4900	02/28/2017

		Option Awards						Stock Awards
Name	Grant Date[1]	Number of Securities Underlying Unexercised Options Exercisable[2] (#)		Number of Securities Underlying Unexercised Options Unexercisable[2] (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[3] (#)	Market Value of Shares or Units That Have Not Vested[4] ($)
Bruce L. Byrnes	02/27/1998	50,350				41.9732	02/27/2008
	07/09/1998	9,992				45.2129	07/09/2008
	02/26/1999	42,962				44.2656	02/26/2014
	07/09/1999	11,800				42.7329	07/09/2014
	09/15/1999	89,176				49.4759	09/15/2014
	07/10/2000	32,514				27.4459	07/10/2015
	09/15/2000	260,242				31.0118	09/15/2015
	09/24/2001	274,850				34.5688	09/24/2016
	09/13/2002	249,642				45.6625	09/13/2012
	02/27/2004	238,260				51.4150	02/27/2014
	09/15/2004							22,392	1,370,166	(6)
	02/28/2005			158,597		53.5950	02/28/2015
	08/04/2005							2,774	169,741
	09/15/2005							15,422	943,672	(12)
	12/01/2005							47,949	2,933,999
	02/28/2006			132,232		60.5000	02/28/2016
	08/03/2006							2,608	159,584
	09/15/2006							12,099	740,338	(18)
	02/28/2007			141,755		63.4900	02/28/2017
Robert A. McDonald	02/27/1998	24,748				41.9732	02/27/2008
	07/09/1998	2,444				45.2129	07/09/2008
	02/26/1999	14,886				44.2656	02/26/2014
	09/15/1999	46,256				49.4759	09/15/2014
	07/10/2000	20,256				27.4459	07/10/2015
	09/15/2000	161,204				31.0118	09/15/2015
	09/24/2001	154,210	(1)			34.5688	09/24/2016
	09/13/2002	161,034				45.6625	09/13/2012
	09/15/2003	28,284				45.9700	09/15/2013
	02/27/2004	223,672				51.4150	02/27/2014
	09/15/2004							26,542	1,624,105	(11)
	09/15/2004							16,881	1,032,948	(6)
	02/28/2005			158,597		53.5950	02/28/2015
	08/04/2005							2,983	182,530
	09/15/2005							16,425	1,005,046	(12)
	12/01/2005							14,031	858,557
	02/28/2006			140,496		60.5000	02/28/2016
	08/03/2006							2,761	168,946
	09/15/2006							12,888	788,617	(17)
	02/28/2007			160,656		63.4900	02/28/2017
James M. Kilts	01/19/2001	1,950,000				35.0359	01/19/2011
	06/21/2001	623,402				28.9846	06/21/2011
	06/20/2002	679,760				36.4923	06/20/2012
	06/19/2003	975,000				33.2103	06/19/2013
	01/02/2004	975,000				37.2513	01/02/2014
	06/17/2004	975,000				44.2051	06/17/2014
	06/16/2005	258,124	(2)			53.2923	06/16/2015
	06/16/2005	520,000	(3)			53.2923	06/16/2015
	10/06/2005	500,000	(4)			56.6250	10/06/2015
	10/06/2005			500,000	(5)	56.6250	10/06/2015
	09/15/2006			28,344		61.3250	09/15/2016
	09/29/2006							150,000	9,178,500

[1]

On December 1, 2005, the Company converted all outstanding retirement restricted stock to RSUs that vest one year following retirement. The numbers contained in this table for December 1, 2005 reflect this conversion. They do not represent an incremental grant of stock awards on that date.

[2]	The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

	Option Awards			Option Awards
	Grant Date	Vest Date		Grant Date	Vest Date
	02/27/1998	02/27/1999		06/19/2003	10/01/2005
	07/09/1998	07/09/1999		09/15/2003	09/15/2006
	02/26/1999	02/26/2002		01/02/2004	10/01/2005
	07/01/1999	07/01/2002		02/27/2004	02/27/2007
	07/09/1999	07/09/2002		06/17/2004	10/01/2005
	09/15/1999	09/15/2002		09/15/2004	09/15/2007
	07/10/2000	07/10/2003		02/28/2005	02/28/2008
	09/15/2000	09/15/2003	(2)	06/16/2005	06/16/2006
	01/19/2001	10/01/2005	(3)	06/16/2005	09/30/2006
	06/21/2001	10/01/2005	(4)	10/06/2005	10/06/2006
	09/24/2001	09/24/2004	(5)	10/06/2005	10/06/2007
(1)	09/24/2001	01/01/2005		02/28/2006	02/28/2009
	06/20/2002	10/01/2005		09/15/2006	09/15/2009
	09/13/2002	09/13/2005		02/28/2007	02/28/2010

[3]

The following provides details regarding the vesting date for Restricted Stock and RSU holdings included in the table. The Vest Date for RSUs indicates the date such units are deliverable in shares. The Vest Date for restricted stock indicates the date that restrictions lapse.

	Stock Awards			Stock Awards
	Grant Date	Vest Date		Grant Date	Vest Date
	06/10/2003	06/10/2008	(14)	09/15/2005	Termination of Employment
(6)	09/15/2004	09/15/2007	(15)	09/15/2005	09/15/2013
(7)	09/15/2004	09/15/2019	(16)	09/15/2005	09/15/2020
(8)	09/15/2004	09/15/2012		12/01/2005	One year following retirement
(9) (10)	09/15/2004 09/15/2004	One year following retirement Termination of Employment		02/28/2006	2009 or as soon as practical after retirement; whichever is later
(11)	09/15/2004	09/15/2009		08/03/2006	One year following retirement
	08/04/2005	One year following retirement	(17)	09/15/2006	09/15/2009
(12)	09/15/2005	09/15/2008	(18)	09/15/2006	One year following retirement
(13)	09/15/2005	One year following retirement		09/29/2006	9/29/2009, assuming Mr. Kilts does not violate the non-compete clause of his employment agreement
				02/28/2007	One year following retirement; no earlier than 2/28/2010

[4]	The Market Value of shares or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 29, 2007 ($61.19) by the number of shares or RSUs, respectively.

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vesting during fiscal year 2006-07 for the Named Executive Officers.

Option Exercises and Stock Vested Table

(Dollar Figures Shown in Actual Dollars)

	Option Awards			Stock Awards
Name	Option Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[2] (#)	Value Realized on Vesting ($)
A. G. Lafley	07/09/1997	17,768	454,456	—	—	—
	02/27/1998	110,744	2,334,683
	07/09/1998	14,172	252,858
	09/15/1998	2,570	73,703
Clayton C. Daley, Jr.	07/09/1997	8,018	208,967	—	—	—
Susan E. Arnold	07/09/1997	5,224	136,567	—	—	—
Bruce L. Byrnes	02/28/1997	49,798	1,484,638	—	—	—
	07/09/1997	13,594	379,099
	02/27/1998	29,000	622,102
Robert A. McDonald	—	—	—	—	—	—
James M. Kilts	06/20/2002	2,740	71,508	—	—	—
	06/16/2005	1,876	17,442

[1]

The Value Realized on Exercise was determined by calculating the difference between the average of the high and low price of the Company’s common stock on the date of exercise and the exercise price of the options.

[2]

None of the shares held by the Named Executive Officers vested during the fiscal year. Please see footnotes 3 and 4 in the Outstanding Equity at Fiscal Year-End Table for an explanation of how vesting is defined for Stock Awards.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for each Named Executive Officer as of the end of fiscal year 2006-07. Only Mr. Kilts had such an arrangement with the Company.

Pension Benefits Table

(Dollar Figures Shown in Actual Dollars)

Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year[3] ($)
James M. Kilts	Amended and Restated Employment Agreement	5.7	8,460,770	990,731
	The Gillette Company Supplemental Retirement Plan	5.7	7,327,765	0
	The Gillette Company Retirement Plan	5.7	237,137	0

[1]

The years of service figure shown represents the number of full and partial years of service taken into account under Mr. Kilts’ employment agreement for purposes of determining the retirement benefit payable to Mr. Kilts. These years represent his actual years of service (5.7 years) and exclude three years of credited service with respect to which he received payment of a supplemental benefit from Gillette in a lump sum prior to consummation of the merger. This number is the same pension plan measurement data used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 9 to the Consolidated Financial Statements contained in the Company’s 2007 Annual Report.

[2]	Utilizes assumptions consistent with 2006-07 disclosure assumptions under SFAS 87, including a 6.25% discount rate and RP-2000 (projected to 2015) with white collar adjustment mortality table.
[3]	Reflects nine monthly payments of $110,081.25 beginning October 1, 2006.

Mr. Kilts retired from the Company effective October 1, 2006. Annual pension benefits of $1,320,975 resulting from his retirement will be paid according to the following schedule:

October 1, 2006 through March 31, 2010:

$1,320,975 – Employment Agreement

April 1, 2010 through February 28, 2013:

$520,397 – Employment Agreement

$762,800 – The Gillette Company Supplemental Retirement Plan

$37,778 – The Gillette Company Retirement Plan

March 1, 2013 and after:

$537,425 – Employment Agreement

$762,800 – The Gillette Company Supplemental Retirement Plan

$20,750 – The Gillette Company Retirement Plan

Under the terms of Mr. Kilts’ employment agreement, retirement payments began October 1, 2006. The amount of his benefit is 5% of his final average compensation divided by three and multiplied by the number of years of service taken into account under the employment agreement (5.7 years). For purposes of Mr. Kilts’ employment agreement, final average compensation is equal to a 36-month lump sum severance payment (paid by The Gillette Company prior to the closing of the merger between P&G and Gillette). The amount of annual pension benefit payable to Mr. Kilts will be off-set by amounts payable to him under The Gillette Company Retirement Plan and The Gillette Company Supplemental Retirement Plan.

Amounts under The Gillette Company Retirement Plan (Retirement Plan), a tax-qualified plan, are equal to 2% per year of service multiplied by a five-year average annual compensation. These amounts are subject to limitations on benefits and compensation imposed on tax-qualified plans under the Internal Revenue Code.

The Gillette Company Supplemental Retirement Plan (Supplemental Plan), is a nonqualified plan designed to replace retirement benefits that cannot be paid from the tax-qualified Retirement Plan due to the limitations imposed on tax-qualified plans under the Internal Revenue Code. As a result, amounts under the Supplemental Plan are determined under the same formula as amounts under the Retirement Plan, except that the limitations on benefits and compensation are not applied.

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non tax-qualified defined contribution and deferred compensation plans for each of the Named Executive Officers. For a complete understanding of the table and the footnotes please read the narrative that follows the table.

Nonqualified Deferred Compensation Table

(Dollar Figures Shown in Actual Dollars)

Name	Executive Contributions in Last FY1 ($)		Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY2 ($)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last FYE ($)
A.G. Lafley	3,285,776	[3]	0		1,552,885		0		9,299,954
Clayton C. Daley, Jr.	849,870	[4]	0		183,801		0		1,033,626
James M. Kilts	1,358,601	[5]	92,794	[6]	2,332,831	[7]	127,940	[8]	19,562,849	[9]

[1]

Executive Contributions in Last FY for Messrs. Lafley and Daley were reported as compensation in the Summary Compensation Table of the Company’s 2005-06 proxy statement. Executive Contributions in Last FY for Mr. Kilts’ 2005-06 STAR Award were reported in the same table. Mr. Kilts’ 2006-07 salary contributions are reported in the Summary Compensation Table herein.

[2]	Since the Aggregate Earnings in Last FY are considered market earnings under the SEC reporting rules, they are not reflected in the Summary Compensation Table.
[3]

This total reflects Mr. Lafley’s deferral of 100% of his 2005-06 STAR Award, less applicable taxes, pursuant to the Company’s Executive Deferred Compensation Plan, described in more detail in the narrative section below.

[4]

This total reflects Mr. Daley’s deferral of 50% of his 2005-06 STAR Award in the amount of $485,100 and 25% of his 2005-06 BGP Award in the amount of $364,770, pursuant to the Company’s Executive Deferred Compensation Plan, described in more detail in the narrative section below.

[5]

This total reflects Mr. Kilts’ deferral of 66% of his 2005-06 STAR Award in the amount of $1,124,669 and the deferral of 47% of his salary in the amount of $180,303 for the first three months of fiscal year 2006-07 during which Mr. Kilts was employed by the Company, each pursuant to The Gillette Company Deferred Compensation Plan. The total also reflects Mr. Kilts’ contribution of salary or $53,629 pursuant to The Gillette Company Supplemental Savings Plan.

[6]

This total reflects the Company’s match made pursuant to The Gillette Company Deferred Compensation Plan of $67,480 and the Company match made pursuant to The Gillette Company Supplemental Savings Plan of $25,314.

[7]	This total reflects the earnings under The Gillette Company Deferred Compensation Plan in the amount of $2,078,659 and The Gillette Company Supplemental Savings Plan in the amount of $254,172.
[8]	This total reflects withdrawal from The Gillette Company Deferred Compensation Plan during the fiscal year.
[9]

This total reflects the Aggregate Balance under The Gillette Company Deferred Compensation Plan in the amount of $17,840,149 and The Gillette Company Supplemental Savings Plan in the amount of $1,722,700.

All of the Named Executive Officers except Mr. Kilts are eligible to participate in The Procter & Gamble Company Executive Deferred Compensation Plan (EDCP). Annually, under EDCP, a participant may defer up to 50% of base salary, up to 100% of the STAR award, and up to 50% of the BGP long-term incentive award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under EDCP are credited with market earnings based on the same fund choices available to all employees under the Company’s tax-qualified plan. Participants may change fund choices on a daily basis.

In accordance with the terms of his employment agreement with The Gillette Company, Mr. Kilts continues to participate in The Gillette Company Supplemental Savings Plan (SSP) and The Gillette Company Deferred Compensation Plan (DCP). Under SSP, participants may defer salary at the same rate they defer under the Company’s tax-qualifed savings plan (up to a maximum of 15% of compensation). The Company provides a matching contribution under SSP complimenting amounts matched under the tax-qualified plan so that the first 5% of pay deferred is matched dollar for dollar and the next 5% of pay is matched at a rate of one dollar for every five dollars deferred. The maximum total match available is 6% of covered compensation. Payments under SSP due at termination of employment may be taken in a lump sum or in installments (over a maximum of 10 years). Similar to the tax-qualified plan, participants in SSP can elect to commence payments as late as the year the participants attains age 70 1/2.

Amounts deferred under SSP are credited with market earnings based on fund choices offered by the Company. Participants may change fund choices on a daily basis.

Under DCP, participants may defer up to 60% of annual base salary and up to 100% of the annual incentive. Salary may be deferred to termination of employment; incentives may be deferred for two to fifteen years or until termination of employment. Payments due at termination of employment may be taken in a lump sum or in installments (over a maximum of 10 years); all other payments under the plan are made as a lump sum.

Amounts deferred under DCP are credited with market earnings based on fund choices offered by the Company. Participants may change fund choices on a daily basis.

Finally, amounts the Named Executive Officers defer after December 31, 2004, under any of the above mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

Payment upon Termination or Change-in-Control

Because the Company does not have any employment contracts with its Named Executive Officers (except for Mr. Kilts, hired as a result of the merger with The Gillette Company), there are no severance payments required to be made to any of the Company’s Named Executive Officers upon termination of their employment with the Company. Certain elements of compensation are, however, treated differently upon various termination of employment scenarios, as described below. The following describes how certain elements of compensation are handled under these scenarios for all Company employees, including the Named Executive Officers.

•

Base salary – Base salary is paid through the last day worked, regardless of reason for termination of employment. In the event that the Company encourages a U.S. employee to terminate employment with the Company (but not for cause), that individual may receive a separation allowance of up to one year’s annual base salary, calculated based on years of service.

•

STAR – Individuals who work through the last day of the fiscal year are eligible for the STAR award payable for that year, regardless of the reason for termination of employment. Past short-term bonus awards where the employee voluntarily elected stock or options in lieu of cash are either retained or paid out in a lump sum, regardless of the reason for termination.

•

Equity Awards under the Company’s Key Manager Annual Stock Grant program, BGP, and the PST Restoration Program – Treatment depends on the reason for termination of employment, as follows. Past equity awards where the employee voluntarily elected stock or options in lieu of cash or unrestricted stock are either retained or paid out in a lump sum, regardless of the reason for termination. Further, in certain situations, employees are entitled to keep all equity awards according to their original terms. Each of the following assumes that the individual fully complies with certain provisions of the Company’s equity compensation plans, including compliance with the Company’s Purpose, Values and Principles and the provision that prohibits individuals from competing with the Company following termination of employment, each of which can result in forfeiture and/or cancellation of outstanding equity awards.

■

Voluntary Termination by the Employee – All stock options that were not vested and all RSUs for which the forfeiture date has not yet occurred are forfeited effective upon the date of termination. All vested stock options that were not exercised prior to termination are forfeited.

■

Retirement or Permanent Disability – Stock options received at least six months prior to retirement or permanent disability are retained and may be held until expiration according to their original terms. RSUs are also retained, with delivery of shares according to the original terms.

■

Company Encouraged Termination, Not for Cause – Stock options received at least six months prior to termination are retained. Stock options granted beginning in 2002 may be held until expiration of the original grant or for five years from the date of termination, whichever is shorter. Stock options granted prior to 2002 may be held until expiration according to their original terms. All RSUs for which the forfeiture date has not yet occurred are forfeited, unless agreed otherwise by the Compensation & Leadership Development Committee.

■	Termination for Cause – All stock options and RSUs are forfeited effective upon the date of termination.
■	Change-in-Control – All stock options vest immediately. All RSUs are deliverable in shares immediately.
■	Death – All stock options and RSUs transfer by will or laws of descent and distribution. All stock options vest immediately. All RSUs are deliverable in shares immediately.

•

Special Equity Awards – In special circumstances, the Compensation & Leadership Development Committee may make a special award of restricted stock or RSUs to a Senior Executive. Such awards are forfeitable immediately upon termination of employment from the Company for any reason other than death. In the event of a change-in-control, all restrictions lapse immediately and, in a case of hardship, the Committee may accelerate the lapse of restrictions.

•

BGP – Employees who work through the last day of the three-year performance period are eligible for the BGP awards unless otherwise determined by the Compensation & Leadership Development Committee. For employees who leave prior to the end of the performance period, the Committee has discretion to determine the amount of a BGP award, if any.

•

Profit Sharing Trust – The PST does not discriminate in scope, terms or operation for Named Executive Officers versus all other participants. All Named Executive Officers are fully vested in PST and will retain all shares upon termination of employment, regardless of reason.

•	Perquisites and Other Executive Benefits

■	Executive Group Life Insurance – Benefits are retained if employee is eligible for early retirement.
■	Financial Counseling – Employee may use the remaining balance for the current calendar year for reimbursable charges under the program.
■	Unused Vacation – Employee entitled to lump sum payment equal to value of accrued, but unused, vacation days.
■	Other programs – In most cases, participation ends on the last day worked, unless otherwise agreed by the Committee.

The following table and footnotes quantify the payments and benefits that each Named Executive Officer would be required to be paid under the Company’s compensation programs upon various scenarios for termination of employment or a change-in-control of the Company.

Payment Upon Termination or Change-in-Control Table

(Dollar Figures Shown in Actual Dollars)

Name	Voluntary Termination, Retirement, Permanent Disability or Termination for Cause[1] ($)	Company Encouraged Termination, not for Cause[2] ($)	Change-in- Control or Death[3] ($)
A. G. Lafley
Stock Options	0	0	7,029,891
Stock Awards	0	0	48,152,369
Salary	0	1,700,000	0

Clayton C. Daley, Jr.
Stock Options	0	0	1,224,931
Stock Awards	0	0	5,093,760
Salary	0	910,000	0

Susan E. Arnold
Stock Options	0	0	1,121,497
Stock Awards	0	0	5,020,089
Salary	0	910,000	0

Bruce L. Byrnes
Stock Options	0	0	1,295,784
Stock Awards	0	0	6,317,500
Salary	0	910,000	0

Robert A. McDonald
Stock Options	0	0	1,301,486
Stock Awards	0	0	5,660,749
Salary	0	910,000	0

James M. Kilts[4]
Stock Options	0	n/a	n/a
Stock Awards	0	n/a	n/a
Salary	0	n/a	n/a

[1]

As noted above, no severance payments are required to be made to any of the Named Executive Officers under any of these termination of employment scenarios. Retention of certain elements of compensation, such as equity-based compensation, may vary depending on the reason for termination. For a complete understanding of these differences, please see the narrative section above.
[2]

Each of the Named Executive Officers has enough years of service with the Company to receive one year’s salary upon a Company encouraged termination of employment (not for cause). As noted above, the Compensation & Leadership Development Committee has discretion to allow a Named Executive Officer to retain certain equity awards that otherwise would be forfeited under the Company’s compensation programs in the event of a Company encouraged termination (not for cause).

[3]

The amounts shown represent the in-the-money value of unexercisable stock options and RSUs that would immediately become exercisable and/or deliverable in shares, respectively, upon a change-in-control or death of the Named Executive Officer, based on the Company’s closing stock price on June 29, 2007 of $61.19.

[4]	As noted elsewhere in this proxy statement, Mr. Kilts retired effective October 1, 2006. Accordingly, no additional payments are due to Mr. Kilts.

Security Ownership of Management and Certain Beneficial Owners

The following tables and footnotes provide information regarding the ownership of the Company’s Common and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each Named Executive Officer, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP Convertible Class A Preferred Stock, on August 10, 2007:

COMMON STOCK

(Number of shares/options)

	Amount and Nature of Beneficial Ownership
Owner	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Total	Percent of Class	Restricted Stock Units[5]
Susan E. Arnold	48,375.1	532,484	20	580,879	[6]	64,483
Norman R. Augustine	50,436.0	20,742	—	71,178	[6]	8,467
Bruce L. Byrnes	418,204.3	1,209,438	—	1,627,642	[6]	109,210
Scott D. Cook	7,082.0	10,674	32,446	50,202	[6]	8,467
Clayton C. Daley, Jr.	117,652.5	857,806	5,913	981,372	[6]	88,505
Joseph T. Gorman	43,126.0	20,742	4,239	68,107	[6]	8,467
Rajat K. Gupta	—	—	—	—	[6]	—
James M. Kilts[7]	166,941.0	7,456,286	64,521	7,687,748	[6]	—
A. G. Lafley	268,628.3	3,234,285	6,873	3,509,786	[6]	816,860
Charles R. Lee	56,263.0	20,742	—	77,005	[6]	8,467
Lynn M. Martin	12,619.0	20,742	—	33,361	[6]	8,467
Robert A. McDonald	65,979.9	836,994	—	902,974	[6]	70,778
W. James McNerney, Jr.	7,392.0	—	—	7,392	[6]	8,467
Johnathan A. Rodgers	8,247.0	6,664	—	14,911	[6]	8,467
John F. Smith, Jr.	51,837.4	8,922	—	60,759	[6]	8,467
Ralph Snyderman	24,578.0	20,742	—	45,320	[6]	8,467
Margaret C. Whitman	2,861.0	—	8,200	11,061	[6]	8,467
Ernesto Zedillo	2,823.7	6,664	—	9,488	[6]	8,467
30 Directors and executive officers, as a group	2,157,406.5	20,035,949.0	290,546.5	22,483,902.0		1,984,501

[1]

Includes unrestricted common stock over which each Director or executive officer has sole voting and investment power and restricted common stock over which they have voting power but no investment power (until restrictions lapse).

[2]

Common stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[3]

Amounts reflect vested stock options and stock options that will vest within 60 days of the record date (August 10, 2007). If shares are acquired, the Director or executive officer would have sole discretion as to voting and investment.

[4]	The individuals involved share voting and/or investment powers with other persons.
[5]

RSUs represent the right to receive unrestricted shares of common stock upon the lapse of restrictions, at which point the holders will have sole investment and voting power. RSUs are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the restrictions lapse.

[6]	Less than .248% for any one Director or Named Executive Officer.
[7]

In addition to the holdings shown in the table, Mr. Kilts is credited with 9,793.3 units of P&G common stock under The Gillette Company Supplemental Savings Plan. Mr. Kilts has no voting power over such units; however, these units are included in this footnote because they represent an additional financial interest that is subject to the same market risk as the Company’s common stock.

SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

	Amount and Nature of Beneficial Ownership			Percent of Series
Owner	Profit Sharing Plan[1]	Trusteeships
Susan E. Arnold	10,999.2	—			[2]
Norman R. Augustine	0.0	—		—
Bruce L. Byrnes	20,400.8	—			[2]
Scott D. Cook	0.0	—		—
Clayton C. Daley, Jr.	15,834.8	—			[2]
Joseph T. Gorman	0.0	—		—
Rajat K. Gupta	0.0	—		—
James M. Kilts	0.0	—		—
A. G. Lafley	16,375.6	—			[2]
Charles R. Lee	0.0	—		—
Lynn M. Martin	0.0	—			[2]
Robert A. McDonald	11,985.4	—		—
W. James McNerney, Jr.	0.0	—		—
Johnathan A. Rodgers	0.0	—		—
John F. Smith, Jr.	0.0	—		—
Ralph Snyderman	0.0	—		—
Margaret C. Whitman	0.0	—		—
Ernesto Zedillo	0.0	—		—
30 Directors and executive officers, as a group	189,622.3			0.235%
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, S. P. Donovan, Jr., and E.H. Eaton, Jr., Trustees)		20,807,991.6	[3]	25.75%

[1]

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[2]	Less than .026% for any Named Executive Officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.
[3]

Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK

(Number of shares)

	Amount and Nature of Beneficial Ownership
Owner	Profit Sharing Plan[1]	Trusteeships		Percent of Series
Susan E. Arnold	0.0	—		—
Norman R. Augustine	0.0	—		—
Bruce L. Byrnes	452.2	—			[2]
Scott D. Cook	0.0	—		—
Clayton C. Daley, Jr.	0.0	—		—
Joseph T. Gorman	0.0	—		—
Rajat K. Gupta	0.0	—		—
James M. Kilts	0.0	—		—
A. G. Lafley	584.6	—			[2]
Charles R. Lee	0.0	—		—
Lynn M. Martin	0.0	—		—
Robert A. McDonald	0.0	—		—
W. James McNerney, Jr.	0.0	—		—
Johnathan A. Rodgers	0.0	—		—
John F. Smith, Jr.	0.0	—		—
Ralph Snyderman	0.0	—		—
Margaret C. Whitman	0.0	—		—
Ernesto Zedillo	0.0	—		—
30 Directors and executive officers, as a group	3,550.6			.0054%
Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, P.O. Box 599, Cincinnati, Ohio 45201-0599 (G. V. Dirvin, S. P. Donovan, Jr., and E. H. Eaton, Jr., Trustees)		45,170,929.3	[3]	68.70%

[1]

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to PST. Plan participants have sole discretion as to voting and, within limitations provided by PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

[2]	Less than .0012% for any one Named Executive Officer.
[3]

Unallocated shares. The voting of these shares is governed by the terms of PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the SEC pursuant to Section 16 of the Securities Exchange Act. As a practical matter, the Company assists its Directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

On February 6, 2007, Mr. Lafley, a Director and executive officer, filed a corrective Form 4 due to an inadvertent failure by the Company to timely file a required report for the donation of Company Stock on May 13, 2006 and May 26, 2006.

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the New York Stock Exchange listing standards and the Company’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that John F. Smith, Jr. and Charles R. Lee meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. As noted previously in this proxy statement, the Committee’s work is guided by a Board-approved Charter, which can be found in the corporate governance section of the Company’s website at www.pg.com/investors.

The Committee reviews and oversees the Company’s financial reporting process on behalf of the Board. Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for fiscal year ended June 30, 2007, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In addition, Deloitte & Touche LLP will express its own opinion on the effectiveness of the Company’s internal controls over financial reporting.

In this context, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2007, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte & Touche LLP’s evaluation of the Company’s internal controls over financial reporting. The Committee met eight times (including telephone meetings to discuss quarterly results) during the fiscal year ended June 30, 2007. The Committee has discussed with Deloitte & Touche LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as modified or supplemented. In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussion with Audit Committees” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the New York Stock Exchange listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2007 be included in our Annual Report on Form 10-K for 2007 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal year ending June 30, 2008. This report is provided by the following independent Directors, who constitute the Committee:

John F. Smith, Jr. (Chairman)
Charles R. Lee
W. James McNerney, Jr.
Ralph Snyderman

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2007. Pursuant to rules of the SEC, the fees paid to Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2005-06[1]	FY 2006-07
Audit Fees	$34,027	$31,509
Audit-Related Fees	2,646	1,630
Tax Fees	2,540	2,548

Subtotal	39,213	35,687
All Other Fees	6,782	2,299

Deloitte Total Fees	$45,995	$37,986

[1]

The actual amount paid in fiscal year 2005-06 is different than the amount included in last year’s proxy statement due to the impact of foreign exchange at the time the actual bills were paid and variations in the timing of billing cycles.

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees—These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees—These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees—These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees—These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover various local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

PROPOSAL TO RATIFY APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal control over financial reporting for fiscal year ending June 30, 2008. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2007.

Deloitte & Touche LLP representatives are expected to attend the 2007 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the Board of Directors’ By Laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following proposal:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2008 is hereby ratified, confirmed and approved.

Shareholder Proposals

Shareholder Proposal #1

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 800 shares of common stock of the Company, has given notice that she intends to present for action at the annual meeting the following resolution:

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

Last year the owners of 107,539,196 shares, representing approximately 4.9% of shares voting, voted FOR this proposal.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The award of stock options to key managers of the Company is a critical component of the Company’s long-term incentive compensation. The value of stock options is based on the Company’s long-term success. Stock options only benefit the recipient if the stock price increases over time—a result that also benefits the Company’s shareholders. The Company’s well-controlled, competitively benchmarked, and appropriately sized stock option grants tightly align the interests of management and shareholders.

The Company’s key managers are awarded stock options under The Procter & Gamble 2001 Stock and Incentive Compensation Plan, approved by P&G shareholders on October 9, 2001, and The Gillette Company 2004 Long-Term Incentive Plan, approved by Gillette shareholders on May 20, 2004, and adopted by the Company as part of the acquisition. These plans provide strong protections against abuse. Specifically, they:

•	prohibit the granting of stock options priced at less than the fair market value of the stock on the date of grant;

•	prohibit the reduction of the exercise price of outstanding stock options;

•	prohibit the cancellation and replacement of any stock option with awards having a lower exercise price; and

•	prohibit the re-pricing of stock options that have little or no value.

Any changes to these practices would require shareholder approval. Moreover, option grant dates are set by the Compensation & Leadership Development Committee well in advance and are not changed based on the stock price or subsequent business developments.

In awarding stock options, the Company is focused on competitive pay while recognizing individuals for their contributions to the success of the Company. Annually, the Company benchmarks various aspects of its executive compensation, including stock option grants, against a set of Peer Group companies to ensure that our grants are targeted to the median competitive values of comparable positions at the benchmarked companies.

It is in the best interest of our shareholders to provide compensation in forms that motivate our key managers and assure competitive compensation programs. Stock options encourage our key managers to act as owners of the business and focus them on the longer-term performance of the Company, which helps to further align their interests with those of shareholders. Stock options only benefit the grant recipient if the stock price increases over time—a result that also benefits shareholders. The elimination of these competitively benchmarked and shareholder-approved stock option plans would place the Company at a significant competitive disadvantage, and would impact our ability to attract, retain and motivate key managers who are critical to the long-term success of the Company.

The elimination of stock option awards is not in the best interest of the Company or its shareholders.

The Board recommends a vote AGAINST this proposal.

Shareholder Proposal #2

The Free Enterprise Action Fund, 12309 Briarbush Lane, Potomac, MD 20854, owner of 1,260 shares of common stock of the Company, has given notice that it intends to present for action at the annual meeting the following resolution:

Resolved: The shareholders request the Board of Directors to report on company policies and activities, if any, that are intended to promote free enterprise, improve the general business environment and to prevent anti-business activists from harming shareholder value, omitting proprietary information and at reasonable cost.

Supporting Statement:

Increasingly, social and political activists are harnessing the power, resources and influence of publicly-owned corporations to advance their various anti-business, anti-capitalism and anti-free enterprise agendas.

Frustrated by their failure to advance their agendas in the public political process, these activists use capitalism against capitalism under the guise of vague and potentially deceptive catch-phrases and slogans such as “corporate social responsibility,” “socially responsible investing” and sustainability.

This anti-business movement threatens shareholder value.

Shareholders want to know what management is doing, if anything, to address this situation.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The Company agrees with the proposers that it is important to foster a public environment that supports business growth, thereby benefiting consumers and society as well as shareholders.

The Company regularly engages with many stakeholders, including consumers, retailers, suppliers, employees, retirees, shareholders, and others, including environmental, governance and consumer activists. We respect the diverse views of our stakeholders and also recognize that there are many views on the role of business in social and political issues, as well as on those policies which impact the business environment.

The Company determines which issues in which it should engage directly based on three central criteria: a) P&G’s business stake in the outcome; b) P&G’s ability to meaningfully contribute to addressing the issue; and c) availability of resources to devote to the issue. These issues include areas such as tax, international trade and innovation policy. The Company regularly reviews its public policy engagement with the Board committee on Governance Public Responsibility.

P&G also regularly reports on its work in the areas of sustainability, corporate responsibility, philanthropy and community relations in its annual Global Sustainability Report. This report is available on line at http://www.pg.com/company/index.jhtml.

As reflected in this report, the Company believes it has an obligation to contribute to the betterment of the world through choiceful application of our technology, human capital and global resources. Hence, we have embraced the concept of sustainable development as both a business opportunity and corporate responsibility. We do this through our products and social responsibility programs. For example, products such as: Tide Coldwater/Ariel Cool Clean can help reduce energy consumption and green house gas emissions, as well as build business. Programs such as P&G’s Children’s Safe Drinking Water have provided over 660 million liters of safe drinking water, saved over 3,500 lives and created goodwill among key stakeholders. We believe this business-focused approach builds, rather than threatens, shareholder value.

We believe the shareholders’ interests are best served by focusing the vast majority of company efforts and resources on fulfilling our Purpose of providing “branded products and services of superior quality and value that improve the lives of the world’s consumers.” We focus our limited public policy activities on those few issues which can have the biggest impact on Company success. We believe our current reporting is appropriate and that additional activities to “promote free enterprise” will not meaningfully advance shareholder interests.

The Board of Directors recommends a vote AGAINST this proposal.

Shareholder Proposal #3

People for the Ethical Treatment of Animals (“PETA”), 501 Front St., Norfolk, VA 23510, which owns 70 shares of common stock in the company, has given notice that it intends to present for action at the annual meeting the following resolution:

WHEREAS Procter & Gamble acquired Iams in September 1999 and is responsible for ensuring Iams’ stewardship of animals used in experiments; and

WHEREAS 80 published studies were appraised by a committee of physicians to document the potential stress associated with routine laboratory procedures commonly performed on animals, and the physicians concluded that “significant fear, stress, and possibly distress are predictable consequences of routine laboratory procedures and that these phenomena have substantial scientific and humane implications for the use of animals in laboratory research”;1 and

WHEREAS Drs. Charles Abramson and Tim Bowser—Oklahoma State University professors and founders of PetSci, LLC, a contract research organization that provides services to companies involved in the development, manufacture, testing, evaluation, and marketing of pet and animal products—have written in support of PETA’s proposal that Iams can end its laboratory tests on animals and close its Dayton, Ohio, animal-testing facility, which holds 700 dogs and cats at maximum capacity; and

[1]	Jonathan Balcome et al., “Laboratory Routines Cause Animal Stress,” Contemporary Topics in Laboratory Animal Science 43.6 (2004):42-51.

WHEREAS Iams can partner with PetSci to conduct humane, safe, and scientifically reliable in-home testing of commercial dog and cat food via the Citizen Scientist™ program, which has been demonstrated to work for a wide variety of test protocols, including palatability, preference, and feeding trials developed by the Association of American Feed Control Officials (AAFCO); and

WHEREAS the Citizen Scientist program is superior to laboratory testing methods in terms of identification and understanding of owner-pet/animal interactions, information about owner opinions of the product and packaging, the opportunity for participants to learn and practice real science, and activities that bring families, pets, and animals together; and

WHEREAS Drs. Abramson and Bowser wrote to PETA, “We would be more than happy to work with Procter & Gamble (Iams) to assist them in any way to improve their pet product testing methods. We have heard some very promising statements from high level individuals in their organization that P&G is moving away from inhumane testing techniques and we applaud their efforts and encourage them to do more”;

NOW, THEREFORE, BE IT RESOLVED that the board should report to shareholders by the end of 2007 on the feasibility of phasing out within a five-year period lams’ funding for and use of all laboratory tests on animals for dog and cat food products, ingredients, and formulations in favor of more humane, safe, and scientifically reliable in-home testing methods, including, but not limited to, those offered by PetSci, LLC.

The Board of Directors recommends a vote AGAINST this proposal for the following reasons:

The mission of Iams is to improve the lives of dogs and cats through superior nutrition. We have an ethical responsibility to assure the products we develop are safe and wholesome.

We gain that assurance though nutritional feeding studies using dogs and cats, the vast majority of which live in private homes. Conducting these nutritional feeding studies in the homes of pet owners provides a great value to advance pet health and well-being.

As opposed to contracting the conduct of these studies through a company such as PetSci, the organization cited by PETA in their shareholder proposal, Iams prefers to conduct such studies in the homes of our employee families. Use of employee families ensures the dogs and cats used in our studies are well cared for and, since some of the studies rely on technologies that are proprietary inventions, use of our employees allows us to more carefully control confidentiality. Today, over 600 employee families are enrolled in our in-home testing program.

Even though the vast majority of our studies are conducted in an in-home setting, there are a few studies that cannot be conducted in the homes of our employees and must be conducted in our facilities. The reasons for this are:

•

The safety of the dogs and cats used in our nutritional studies is of paramount importance to us. For some new nutritional innovations, it is very important that we initially monitor the dogs and cats very closely to ensure a new diet is well tolerated.

•	For some analyses, we have developed very sophisticated monitoring equipment that must be operated by highly trained personnel. Use of this equipment requires dogs and cats to live on site.

To ensure that the dogs and cats we use in the nutritional feeding studies in our facilities receive the highest level of care, Iams recently built new housing facilities. These state-of-the-art facilities provide an enriched setting for our pets. Dogs and cats live in a cageless environment and have ample opportunity to interact with loving caregivers and each other. Iams also takes full responsibility for the destiny of the dogs and cats that participate in their program. All animals are eventually adopted into homes or placed into our retirement facility. Iams also established the Iams International Animal Care Advisory Board. This is a group of independent experts in animal welfare and veterinary medicine that ensures Iams conducts their program with the highest standards of animal care.

Given Iams’ already strong commitment to in-home testing, and the necessity of conducting a limited number of studies in our facilities, a report from the Board of Directors on ending all facility-based testing is unnecessary and would not provide shareholders with additional meaningful information.

The Board of Directors recommends a vote AGAINST this proposal.

2008 Annual Meeting Date

It is anticipated that the 2008 annual meeting of shareholders will be held on Tuesday, October 14, 2008. Pursuant to regulations issued by the SEC, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Tuesday, May 6, 2008. Any such proposals should be sent to The Procter & Gamble Company, c/o Secretary, One Procter & Gamble Plaza, Cincinnati, OH 45202-3315. If a shareholder notifies the Company after July 11, 2008 of an intent to present a proposal at the 2008 annual meeting of shareholders, the Company will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

Other Matters

No action will be taken with regard to the minutes of the annual meeting of shareholders held October 10, 2006, unless they have been incorrectly recorded.

The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and in that connection will use their discretion.

Exhibit A

The Procter & Gamble Company

Board of Directors Guidelines for Determining the

Independence of Its Members

It is expected that Board members (in that role) will exercise diligently and in good faith their independent judgment in the best interests of the Company and its shareholders as a whole, notwithstanding their other activities or affiliations.

The Board has determined a majority of its members should be “independent,” meaning they are free of any material relationship with the Company or Company management. In furtherance of this goal, the Board has adopted the following guidelines for determining whether a member is “independent.”*

1. Subject to Section 2, a Board member will NOT be independent if, within the past three (3) years:

(a) the Board member is employed by the Company or a member of his/her immediate family is an executive officer of the Company;

(b) the Board member receives or a member of his/her immediate family receives more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service which are not contingent in any way on continued service;

(c) the Board member is affiliated with or employed by, or a member of his/her immediate family is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company;

(d) the Board member is employed, or a member of his/her immediate family is employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee;

(e) the Board member is an executive officer or employee or any member of his/her immediate family is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such company’s consolidated annual gross revenues;

(f) the Board member is an executive officer or employee, or any member of his/her immediate family is an executive officer, of a company which is indebted to the Company or to which the Company is indebted, and the total amount of the indebtedness exceeds the greater of $1,000,000 or 2% of the consolidated annual gross revenues of either company;

(g) the Board member or any member of his/her immediate family serves as an officer of a charitable or educational organization, and donations by the Company (excluding Company matches of charitable contributions made by employees or directors under the Company’s Matching Gifts Program) exceed the greater of $1,000,000 or 2% of the organization’s consolidated annual gross revenues.

2. The Board will examine the independence of each of its members once per year, and more frequently when there are changed circumstances that may affect a Board member’s independence. The Board will weigh all relevant facts and circumstances in determining independence. If a Board member has a relationship that exceeds the thresholds described in Section 1 or another significant relationship with the Company or Company management, then the independent Board members will determine whether that Board member’s relationship affects his/her independence. Regardless of other circumstances, a Board member will not be independent if s/he does not meet the independence standards adopted by the New York Stock Exchange, from time to time, or any applicable legal requirement.

A-1

3. Independence determinations will be disclosed in the Company’s proxy statement.

For purposes of these guidelines, “members of his/her immediate family” and similar phrases will mean a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than an employee) who shares the person’s home. “The Company” means The Procter & Gamble Company and all of its subsidiaries.

*

(Note that certain special independence requirements apply to members of the Company’s Audit Committee. These requirements are set forth in the “Committee Member Qualifications” section of the Board’s Committee Charters Appendix).

A-2

Exhibit B

Guidelines of

The Procter & Gamble Company Audit Committee

For Pre-Approval Of Independent Auditor Services

The Committee has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter during the July-September quarter of each year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by Committee.

The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Vice-President of Internal Controls will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

B-1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. on October 8, 2007. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website.

The Procter & Gamble Company P.O. Box 5572 Cincinnati, OH 45201-5572

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by The Procter & Gamble Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. on October 8, 2007. Have your proxy/voting instruction card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PGAMB1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE PROCTER & GAMBLE COMPANY

Vote on Directors

The Board of Directors recommends a vote FOR the following action:

1.     ELECTION OF DIRECTORS (terms expiring in 2008) Nominees: 01) Rajat K. Gupta, 02) A. G. Lafley, 03) Lynn M. Martin, 04) Johnathan A. Rodgers, 05) John F. Smith, Jr., 06) Ralph Snyderman, M.D. and 07) Margaret C. Whitman

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals
The Board of Directors recommends a vote FOR the following proposal:						For	Against	Abstain
2. Ratify Appointment of the Independent Registered Public Accounting Firm						☐	☐	☐

The Board of Directors recommends a vote AGAINST the following proposals:						For	Against	Abstain
3. Shareholder Proposal #1 - Award no Future Stock Options						☐	☐	☐
4. Shareholder Proposal #2 - Report on Company Policies and Activities						☐	☐	☐
5. Shareholder Proposal #3 - Animal Testing						☐	☐	☐

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

AND

ADMISSION TICKET

This is notice of your invitation to attend the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 9, 2007 at 9:00 a.m. at the Procter & Gamble Hall at The Aronoff Center for the Arts, 650 Walnut Street, Cincinnati, Ohio.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card attached below to this Admission Ticket.

You should present this Admission Ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable. If the shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders-Tuesday, October 9, 2007

The undersigned hereby appoints W. James McNerney, Jr., Bruce L. Byrnes and A. G. Lafley (the “Proxy Committee”), and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company’s Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 9, 2007 at 9:00 a.m. in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and, at their discretion, on such other matters as may properly come before the meeting. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, FOR item 2, and AGAINST the proposals listed as items 3, 4 and 5.

This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and the Procter & Gamble Savings Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and directs such Trustees to vote all shares held for the benefit of the undersigned: as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and shareholder proposals listed; and with the Proxy Committee on such other matters as may properly come before the meeting. The Trustees will vote shares of the Company’s Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

This proxy/voting instruction card is solicited jointly by the Board of Directors of The Procter & Gamble Company and the Trustees listed above pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. on Monday, October 8, 2007, for Common shares to be voted and 4:00 p.m. on Friday, October 5, 2007 for the Trustees to vote the Plan shares. Broadridge will report separately to the Proxy Committee and to the Trustees as to proxies received and voting instructions provided, respectively. Individual proxy voting and voting instructions will be kept confidential by Broadridge and not provided to the Company.

Dear Shareholder:

On August 28, 2007 we sent you a notice and proxy statement plus proxy card for the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 9, 2007.

As of September 25 we have not received your proxy. If you have in fact already voted, we thank you. If not, we hope you will do so now.

In case you have lost the original proxy card and need a new one to respond at this time, we enclose a duplicate together with a return envelope. You can also vote by telephone or internet. Instructions are included on the proxy card.

Thank you for your attention to this matter.

THE PROCTER & GAMBLE COMPANY